                                 EXHIBIT 99.1



                         AGREEMENT AND PLAN OF MERGER



                                     among



                                XL CAPITAL LTD

                           DASHER ACQUISITION CORP.



                                      and



                                 NAC RE CORP.



                               February 15, 1999





















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                               TABLE OF CONTENTS

                                                                          Page

                                   ARTICLE I

                                  THE MERGER

         Section 1.1  The Merger  . . . . . . . . . . . . . . . . . . . .    2
         Section 1.2  Effective Time  . . . . . . . . . . . . . . . . . .    2
         Section 1.3  Effects of the Merger   . . . . . . . . . . . . . .    2
         Section 1.4  Certificate of Incorporation; By-laws   . . . . . .    3
         Section 1.5  Directors and Officers  . . . . . . . . . . . . . .    3
         Section 1.6  Effect on Capital Stock   . . . . . . . . . . . . .    3

                                  ARTICLE II

                           EXCHANGE OF CERTIFICATES

         Section 2.1  Exchange Fund   . . . . . . . . . . . . . . . . . .    5
         Section 2.2  Exchange Procedures   . . . . . . . . . . . . . . .    5
         Section 2.3  Distributions with Respect to Unexchanged
                        Stock.    . . . . . . . . . . . . . . . . . . . .    6
         Section 2.4  No Further Ownership Rights in Company Common
                        Stock   . . . . . . . . . . . . . . . . . . . . .    7
         Section 2.5  No Fractional Parent Ordinary Shares  . . . . . . .    7
         Section 2.6  Termination of Exchange Fund  . . . . . . . . . . .    7
         Section 2.7  No Liability  . . . . . . . . . . . . . . . . . . .    8
         Section 2.8  Investment of the Exchange Fund   . . . . . . . . .    8
         Section 2.9  Lost Certificates   . . . . . . . . . . . . . . . .    8
         Section 2.10 Withholding Rights  . . . . . . . . . . . . . . . .    8
         Section 2.11 Further Assurances  . . . . . . . . . . . . . . . .    8
         Section 2.12 Stock Transfer Books  . . . . . . . . . . . . . . .    9
         Section 2.13 Certain Adjustments   . . . . . . . . . . . . . . .    9

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Section 3.1  Corporation; Organization   . . . . . . . . . . . .    9
         Section 3.2  Capital Structure   . . . . . . . . . . . . . . . .   11
         Section 3.3  Corporate Authorization; Validity of Agreement;
                        Company Action  . . . . . . . . . . . . . . . . .   12
         Section 3.4  Consents and Approvals; No Violations   . . . . . .   13
         Section 3.5  SEC Filings; Financial Statements   . . . . . . . .   14
         Section 3.6  Absence of Certain Changes  . . . . . . . . . . . .   16

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         Section 3.7  Information Supplied  . . . . . . . . . . . . . . .   16
         Section 3.8  Employee Benefit Plans  . . . . . . . . . . . . . .   17
         Section 3.9  Compliance  . . . . . . . . . . . . . . . . . . . .   19
         Section 3.10 Material Contracts  . . . . . . . . . . . . . . . .   19
         Section 3.11 Absence of Litigation   . . . . . . . . . . . . . .   19
         Section 3.12 Tax Matters   . . . . . . . . . . . . . . . . . . .   20
         Section 3.13 Title to Properties; Leases   . . . . . . . . . . .   21
         Section 3.14 Intellectual Property   . . . . . . . . . . . . . .   21
         Section 3.15 Insurance Matters   . . . . . . . . . . . . . . . .   22
         Section 3.16 Liabilities and Reserves  . . . . . . . . . . . . .   23
         Section 3.17 Environmental Laws  . . . . . . . . . . . . . . . .   24
         Section 3.18 Investment Company  . . . . . . . . . . . . . . . .   26
         Section 3.19 Year 2000   . . . . . . . . . . . . . . . . . . . .   26
         Section 3.20 Brokers   . . . . . . . . . . . . . . . . . . . . .   26
         Section 3.21 Opinion of Financial Advisor  . . . . . . . . . . .   27
         Section 3.22 Pooling of Interests  . . . . . . . . . . . . . . .   27
         Section 3.23 Takeover Statutes   . . . . . . . . . . . . . . . .   27
         Section 3.24 Rights Agreement  . . . . . . . . . . . . . . . . .   27
         Section 3.25 Employees   . . . . . . . . . . . . . . . . . . . .   28

                                  ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

         Section 4.1  Organization  . . . . . . . . . . . . . . . . . . .   28
         Section 4.2  Capital Structure   . . . . . . . . . . . . . . . .   29
         Section 4.3  Corporate Authorization; Validity of Agreement;
                        Necessary Action  . . . . . . . . . . . . . . . .   30
         Section 4.4  No Prior Activities   . . . . . . . . . . . . . . .   30
         Section 4.5  Consents and Approvals; No Violations   . . . . . .   31
         Section 4.6  SEC Filings; Financial Statements   . . . . . . . .   31
         Section 4.7  Absence of Certain Changes  . . . . . . . . . . . .   33
         Section 4.8  Information Supplied  . . . . . . . . . . . . . . .   33
         Section 4.9  Compliance  . . . . . . . . . . . . . . . . . . . .   33
         Section 4.10 Absence of Litigation   . . . . . . . . . . . . . .   34
         Section 4.11 Brokers   . . . . . . . . . . . . . . . . . . . . .   34
         Section 4.12 Pooling of Interests  . . . . . . . . . . . . . . .   34
         Section 4.13 Opinion of Financial Advisor  . . . . . . . . . . .   34
         Section 4.14 Investment Company  . . . . . . . . . . . . . . . .   34
         Section 4.15 Insurance Matters   . . . . . . . . . . . . . . . .   35
         Section 4.16 Employee Benefit Plans  . . . . . . . . . . . . . .   36
         Section 4.17 NYSE Listing  . . . . . . . . . . . . . . . . . . .   36
         Section 4.18 Year 2000   . . . . . . . . . . . . . . . . . . . .   36





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                                   ARTICLE V

                                   COVENANTS
         Section 5.1  Conduct of Business of the Company  . . . . . . . .   37
         Section 5.2  Preparation of Form S-4 and the Proxy
                        Statement/Prospectus; Stockholders Meetings   . .   41
         Section 5.3  Access to Information   . . . . . . . . . . . . . .   42
         Section 5.4  Consents and Approvals  . . . . . . . . . . . . . .   43
         Section 5.5  Supplemental Information  . . . . . . . . . . . . .   44
         Section 5.6  Employee Matters  . . . . . . . . . . . . . . . . .   44
         Section 5.7  Letters of Accountants  . . . . . . . . . . . . . .   45
         Section 5.8  No Solicitation   . . . . . . . . . . . . . . . . .   45
         Section 5.9  Publicity   . . . . . . . . . . . . . . . . . . . .   47
         Section 5.10 Notification of Certain Matters   . . . . . . . . .   47
         Section 5.11 Directors' and Officers' Insurance and
                        Indemnification   . . . . . . . . . . . . . . . .   47
         Section 5.12 Listing of Parent Ordinary Shares   . . . . . . . .   49
         Section 5.13 Rule 145 Affiliates; Pooling Letters  . . . . . . .   49
         Section 5.14 Parent Board of Directors   . . . . . . . . . . . .   49
         Section 5.15 Coordination of Dividends   . . . . . . . . . . . .   49
         Section 5.16 Pooling   . . . . . . . . . . . . . . . . . . . . .   49

                                  ARTICLE VI

                                  CONDITIONS
         Section 6.1  Conditions to the Obligations of Each Party   . . .   50
         Section 6.2  Conditions to the Obligations of Parent and Sub   .   51
         Section 6.3  Conditions to the Obligations of the Company  . . .   53
         Section 6.4  Adjustment of Terms in Certain Circumstances.   . .   54

                                  ARTICLE VII

                                  TERMINATION
         Section 7.1  Termination   . . . . . . . . . . . . . . . . . . .   54
         Section 7.2  Effect of Termination   . . . . . . . . . . . . . .   58
         Section 7.3  Termination Fees and Expenses   . . . . . . . . . .   58

                                 ARTICLE VIII

                                 MISCELLANEOUS
         Section 8.1  Costs and Expenses  . . . . . . . . . . . . . . . .   60
         Section 8.2  Amendment and Modification  . . . . . . . . . . . .   60
         Section 8.3  Nonsurvival of Representations and Warranties   . .   60
         Section 8.4  Notices   . . . . . . . . . . . . . . . . . . . . .   60
         Section 8.5  Interpretation  . . . . . . . . . . . . . . . . . .   61
         Section 8.6  Counterparts  . . . . . . . . . . . . . . . . . . .   61
         Section 8.7  Entire Agreement; No Third Party Beneficiaries  . .   62

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         Section 8.8  Severability  . . . . . . . . . . . . . . . . . . .   62
         Section 8.9  Specific Performance  . . . . . . . . . . . . . . .   62
         Section 8.10 Governing Law   . . . . . . . . . . . . . . . . . .   62
         Section 8.11 Assignment  . . . . . . . . . . . . . . . . . . . .   62
         Section 8.12 Consent to Jurisdiction and Service of Process  . .   63
         Section 8.13 Headings  . . . . . . . . . . . . . . . . . . . . .   63
         Section 8.14 Certain Definitions   . . . . . . . . . . . . . . .   63









































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                         AGREEMENT AND PLAN OF MERGER

                 AGREEMENT AND PLAN OF MERGER, dated as of February 15, 1999, among XL CAPITAL LTD, a limited liability company organized and incorporated under the laws of the Cayman Islands ("Parent"), DASHER ACQUISITION CORP., a Delaware corporation and a direct wholly owned subsidiary of Parent ("Sub"), and NAC RE CORP., a Delaware corporation (the "Company").

                 WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have determined that it is advisable and would be fair to and in the best interests of their respective stockholders to consummate the merger of Sub with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth herein;

                 WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Parent's willingness to enter into this Agreement, the Company has entered into a stock option agreement dated as of the date of this Agreement and attached hereto as Exhibit A (the "Stock Option Agreement"), pursuant to which the Company granted Parent an option to purchase shares of common stock, par value
$0.10 per share, of the Company, together with the associated purchase rights (the "Company Rights") under the Company Rights Agreement (as defined in
Section 3.24(a)) ("Company Common Stock") under certain circumstances;

                 WHEREAS, Parent, Sub and the Company intend that the Merger be accounted for as a pooling-of-interests for financial statement purposes under United States generally accepted accounting principles;

                 WHEREAS, Parent, Sub and the Company intend that the Merger shall qualify as a tax-free reorganization within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the rules and regulations promulgated thereunder;

                 WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated hereby and also to prescribe various conditions to the transactions contemplated hereby;

                 WHEREAS, the Board of Directors of the Company has approved the transactions contemplated by this Agreement and the Stock Option Agreement in accordance with the provisions of Section 203 of the Delaware General Corporation Law (the "DGCL"); and

                 WHEREAS, certain capitalized terms used but not defined herein shall have the meanings set forth in Section 8.14.



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                  NOW, THEREFORE, in consideration of the foregoing and the
respective representations, warranties, covenants and agreements set forth herein and in the Stock Option Agreement, the parties hereto agree as follows:

                                   ARTICLE I

                                  THE MERGER

                 Section 1.1 The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, at the Effective Time (as defined in Section 1.2), Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

                 Section 1.2 Effective Time. Subject to the terms and conditions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing, as soon as practicable after the Closing (as hereinafter defined), this Agreement or a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL. The date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (or such later time as shall be agreed to in writing by the parties hereto and specified in the Certificate of Merger) will be the "Effective Time".
The closing of the Merger (the "Closing") shall take place at 10:00 a.m. (New York City time) on the second business day after the Determination Date (as defined in Section 7.1(g)), unless the Board of Directors of the Company shall have delivered notice to Parent of its determination to exercise its termination right as set forth therein, in which case the Closing shall take place on the tenth day following the Determination Date (or, if such day is not a business day, on the next succeeding business day), unless this Agreement has been theretofore terminated in accordance with its terms, at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York 10017, or such other time, date and place as the parties shall agree.

                 Section 1.3 Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, immunities, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.



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                 Section 1.4  Certificate of Incorporation; By-laws.  (a)  At the Effective Time and without any further action on the part of the Company or Sub, the certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein and under the DGCL, except that at the Effective Time such certificate of incorporation of the Company shall be amended as follows:
(i) Article FOURTH shall be amended to read in its entirety as follows: "The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares, which shall be designated Common Stock with a par value of $0.10 per share."; (ii) Article FIFTH shall be deleted in its entirety; and (iii) Article TENTH shall be deleted in its entirety.

                 (b) At the Effective Time and without any further action on the part of the Company or Sub, the by-laws of Sub shall be the by-laws of the Surviving Corporation and thereafter may be amended or repealed in accordance with their terms or the terms of the certificate of incorporation of the Surviving Corporation and as provided by law.

                 Section 1.5 Directors and Officers. The directors of Sub immediately prior to the Effective Time, together with any directors of the Company specified by Parent prior to the Effective Time, shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed (as the case may be) and qualified.

                 Section 1.6 Effect on Capital Stock. (a) At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive .915 (the "Exchange Ratio") of a Class A Ordinary Share, par value $0.01 per share, of Parent ("Parent Ordinary Shares"), together with the associated purchase rights (the "Parent Rights") under the Parent Rights Agreement (as defined in Section 4.2) (which together with any cash in lieu of fractional Parent Ordinary Shares paid pursuant to Section 2.5 shall be the "Merger Consideration"). All Parent Ordinary Shares issued as Merger Consideration shall be validly issued, fully paid and non-assessable.
Subject to the terms and conditions of this Agreement, Parent shall take such action as shall be necessary to issue the Parent Ordinary Shares to be received as Merger Consideration and cause them to be registered on its share register in the names of the holders of Company Common Stock submitting Certificates (as defined in Section 1.6(b)) in exchange therefor in accordance with the terms hereof.


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                 (b)  As a result of the Merger and without any action on the part of the holders thereof, at the Effective Time, all shares of Company Common Stock shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder (other than Parent, Sub and the Company ) of a certificate which, immediately prior to the Effective Time, represented any such shares of Company Common Stock (a "Certificate") shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except the right to receive the applicable Merger Consideration in accordance with Article II upon the surrender of such Certificate.

                 (c) Each share of Company Common Stock issued and owned or held by Parent, Sub or the Company at the Effective Time shall, by virtue of the Merger, cease to be outstanding and shall be canceled and retired and no Parent Ordinary Shares or other consideration shall be delivered in exchange therefor.

                 (d) Each share of common stock, par value $0.01 per share, of Sub ("Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into and shall become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation ("Surviving Corporation Common Stock") as of the Effective Time, and the Surviving Corporation shall become a wholly owned direct or indirect subsidiary of Parent.

                 (e) At the Effective Time, each outstanding option to purchase, right to receive or other equity grant whose value is derived from Company Common Stock (a "Company Stock Option") issued pursuant to the
(i) NAC Re Corp. 1989 Stock Option Plan, (ii) NAC Re Corp. 1993 Stock Option Plan, (iii) NAC Re Corp. 1997 Incentive and Capital Accumulation Plan,
(iv) Amended and Restated NAC Re Corp. Employee Stock Purchase Plan (the "Stock Purchase Plan"), (v) Amended and Restated Directors Stock Option Plan and (vi) the NAC Re United Kingdom Option Scheme (collectively, the "Company Stock Plans"), whether vested or unvested, shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Company Stock Option (taking into account any acceleration of vesting as a result of the Merger), that number of Parent Ordinary Shares which the holder of such Company Stock Option would have been entitled to receive pursuant to the Merger if such holder had exercised such Company Stock Option in full immediately prior to the Effective Time (rounded down to the nearest whole share), at an exercise price per share equal to (y) the exercise price per share for the shares of Company Common Stock purchasable pursuant to such Company Stock Option divided by (z) the Exchange Ratio, rounded upwards to the nearest whole cent (a "Converted Option"). Notwithstanding the foregoing, in the case of any Company Stock Options to which Section 421 of the Code applies by reason of their qualification under Section 422 or 423 of the Code, the option price, the number of Parent Ordinary Shares purchasable upon exercise of such Company Stock Option and the terms and conditions of

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exercise thereof shall be determined in order to comply with Section 424(a)
of the Code. Parent shall take such actions as are necessary for the assumption of the Company Stock Options pursuant to this Section 1.6(e), including the reservation, issuance and listing of Parent Ordinary Shares as are necessary to effectuate the transactions contemplated by this
Section 1.6(e). Parent shall promptly prepare and file with the Securities and Exchange Commission (the "SEC") a registration statement on Form S-8 or other appropriate form with respect to Parent Ordinary Shares subject to Company Stock Options issued under such Company Stock Plans and shall use its best efforts to have such registration statement declared effective immediately following the Effective Time and to maintain the effectiveness of such registration statement or registration statements covering the Parent Ordinary Shares issuable upon exercise of such Company Stock Options (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Company Stock Options remain outstanding.


                                  ARTICLE II

                           EXCHANGE OF CERTIFICATES

                 Section 2.1 Exchange Fund. Prior to the Effective Time, Parent shall appoint a commercial bank or trust company reasonably acceptable to the Company, having net capital of not less than $100,000,000, to act as exchange agent hereunder for the purpose of exchanging Certificates for the Merger Consideration (the "Exchange Agent"). At or prior to the Effective Time, Parent shall deposit with the Exchange Agent, in trust for the benefit of holders of shares of Company Common Stock, certificates representing the Parent Ordinary Shares (and the associated Parent Rights) issuable pursuant to Section 1.6(a) in exchange for outstanding shares of Company Common Stock. Parent agrees to make available to the Exchange Agent, from time to time as needed, cash sufficient to pay cash in lieu of fractional shares pursuant to
Section 2.5 and any dividends and other distributions pursuant to
Section 2.3. Any cash and certificates representing Parent Ordinary Shares (and the associated Parent Rights) deposited with the Exchange Agent shall hereinafter be referred to as the "Exchange Fund."

                 Section 2.2 Exchange Procedures. Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of a Certificate (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon due delivery of the Certificates and other required documents to the Exchange Agent, and which letter shall be in customary form and have such other provisions as Parent may reasonably specify and
(ii) instructions for effecting the surrender of such Certificates in exchange for the applicable Merger Consideration. Upon surrender of a Certificate to the Exchange Agent together with such letter of transmittal,

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duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor
(A) a certificate representing one or more Parent Ordinary Shares (and the associated Parent Rights) representing, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to Section 1.6(a) (after taking into account all shares of Company Common Stock then held by such holder) and (B) a check in the amount (after giving effect to any required tax withholdings) equal to the cash that such holder has the right to receive pursuant to the provisions of this Article II, including cash in lieu of any fractional Parent Ordinary Shares pursuant to Section 2.5 and any unpaid dividends and other distributions to which such holder is entitled pursuant to Section 2.3, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or will accrue on any cash payable pursuant to Section 2.3 or Section 2.5. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company prior to the Effective Time, one or more certificates evidencing, in the aggregate, the proper number of Parent Ordinary Shares and a check in the proper amount of cash in lieu of any fractional Parent Ordinary Shares pursuant to Section 2.5 and any dividends or other distributions to which such holder is entitled pursuant to Section 2.3 may be issued with respect to such Company Common Stock to such a transferee if the Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and the ownership of such shares of Company Common Stock by such transferee and to evidence that any applicable stock transfer taxes have been paid.

                 Section 2.3 Distributions with Respect to Unexchanged Stock. No dividends or other distributions declared or made with respect to Parent Ordinary Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Parent Ordinary Shares that such holder would be entitled to receive upon surrender of such Certificate pursuant to the Merger and no cash payment in lieu of fractional Parent Ordinary Shares shall be paid to any such holder pursuant to Section 2.5 until such holder shall surrender such Certificate in accordance with Section 2.2. Subject to the effect of applicable law, following surrender of any such Certificate, there shall be paid to such holder, without interest, (a) promptly after the time of such surrender, the amount of any cash payable in lieu of fractional Parent Ordinary Shares to which such holder is entitled pursuant to Section 2.5 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole Parent Ordinary Shares, and
(b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such Parent Ordinary Shares.

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                 Section 2.4  No Further Ownership Rights in Company Common
Stock. All Parent Ordinary Shares issued and cash paid upon conversion of shares of Company Common Stock in accordance with the terms of Article I and this Article II (including any stock dividends or cash paid pursuant to Section 2.3 or cash paid pursuant to Section 2.5) shall be issued or paid in full satisfaction of all rights pertaining to the shares of Company Common Stock.

                 Section 2.5 No Fractional Parent Ordinary Shares. (a) No certificates or scrip representing fractional Parent Ordinary Shares shall be issued upon the surrender for exchange of Certificates and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a holder of Parent Ordinary Shares.

                 (b) Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a Parent Ordinary Share (after taking into account all Certificates delivered by such holder) shall be entitled to receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a Parent Ordinary Share and (ii) the average closing price of the Parent Ordinary Shares on the New York Stock Exchange, Inc. (the "NYSE"), as reported on the NYSE Composite Tape for the 20 trading days prior to and ending on the trading day immediately preceding the Closing Date (the "Average Price"). As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent shall so notify Parent, and Parent shall deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

                 Section 2.6 Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates for 12 months after the Effective Time shall be delivered to Parent or otherwise on the instruction of Parent, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to Parent for the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby to which such holders are entitled pursuant to Section 1.7 and Section 2.2, including any cash in lieu of fractional Parent Ordinary Shares to which such holders are entitled pursuant to Section 2.5, and any dividends or distributions with respect to Parent Ordinary Shares to which such holders are entitled pursuant to
Section 2.3, in each case, without any interest thereon. Any such portion of the Exchange Fund remaining unclaimed by holders of shares of Company Common Stock immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity (as defined in Section 3.4) shall, to the extent permitted by applicable law, become the property of

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

Parent free and clear of any claims or interest of any person previously entitled thereto.

                 Section 2.7 No Liability. None of Parent, Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any Merger Consideration or any cash in respect of dividends or other distributions from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                 Section 2.8 Investment of the Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent on a daily basis. Any interest and other income resulting from such investments shall promptly be paid to Parent.

                 Section 2.9 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, and if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby (including any cash in lieu of fractional Parent Ordinary Shares), and any unpaid dividends and distributions on Parent Ordinary Shares deliverable in respect thereof, pursuant to this Agreement.

                 Section 2.10 Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any other provision of applicable law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

                 Section 2.11 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Sub, any other actions and things to vest, perfect or confirm of record or otherwise in Parent or in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by Parent or the Surviving Corporation as a result of, or in connection with, the Merger.

                 Section 2.12 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to the shares of Company Common Stock formerly represented thereby, except the right to receive the Merger Consideration and as otherwise provided herein. Subject to Sections 2.6 and 2.7, on or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby (including any cash in lieu of fractional Parent Ordinary Shares to which the holders thereof are entitled pursuant to Section 2.5) and shall represent the right to receive dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.3.

                 Section 2.13 Certain Adjustments. If, between the date of this Agreement and the Effective Time, the outstanding Parent Ordinary Shares shall have been changed into a different number of shares or different class of stock by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares, or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, the Exchange Ratio shall be appropriately adjusted to provide the holders of Company Common Stock the same economic effect, voting rights and other terms and designations as contemplated by this Agreement prior to any such event.


                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                 The Company hereby represents and warrants to Parent that:

                 Section 3.1  Corporation; Organization.
                              -------------------------

                 (a) Each of the Company and its subsidiaries is a corporation or other business organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. Each of the Company and its subsidiaries (i) is qualified, licensed or domesticated in all jurisdictions where such qualification, license or domestication is required to own and operate its properties and

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

conduct its business in the manner and at the places presently conducted;
(ii) holds all franchises, grants, licenses, certificates, permits, consents and orders, all of which are valid and in full force and effect, from all applicable United States and foreign regulatory authorities necessary to own and operate its properties and to conduct its business in the manner and at the places presently conducted; and (iii) has full power and authority (corporate and other) to own, lease and operate its respective properties and assets and to carry on its business as presently conducted and as proposed to be conducted, except where the failure to be so qualified, licensed or domesticated, or to hold such franchises, grants, licenses, certificates, permits, consents and orders or to have such power and authority would not, when taken together with all other such failures, reasonably be expected to have a Material Adverse Effect with respect to the Company. The Company has furnished to Parent complete and correct copies of its certificate of incorporation and by-laws as in effect on the date hereof. Such certificate of incorporation and by-laws are in full force and effect and no other organizational documents are applicable to or binding upon the Company. When used in connection with any person or any of its subsidiaries, the term "Material Adverse Effect" means any change or effect that, either individually or in the aggregate with all other changes or effects, (i) is materially adverse to the business, operations, assets, liabilities (including contingent liabilities), financial condition or results of operations of such person and its subsidiaries taken as a whole, or
(ii) could reasonably be expected to materially impair the ability of such person to consummate the Merger and to perform its other obligations hereunder and under the Stock Option Agreement on a timely basis.

                 (b) Section 3.1(b) of the letter, dated as of the date hereof, from the Company to Parent regarding certain matters related to this Agreement (the "Company Disclosure Letter"), sets forth the name of each material subsidiary of the Company, the jurisdiction of its incorporation and whether it is an insurance company (such insurance companies collectively, the "Company Insurance Subsidiaries"). None of the Company Insurance Subsidiaries is deemed to be "commercially domiciled" in any other jurisdiction other than as set forth therein. Each of the Company Insurance Subsidiaries is (i) duly licensed or authorized as an insurance company or, where applicable, a reinsurer in its jurisdiction of incorporation, (ii) duly licensed or authorized as an insurance company or, where applicable, a reinsurer in each other jurisdiction where it is required to be so licensed or authorized (which jurisdictions are listed in Section 3.1(b) of the Company Disclosure Letter), and (iii) duly authorized in its jurisdiction of incorporation and each other applicable jurisdiction to write each line of business currently written by it, except, in any such case, where the failure to be so licensed or authorized would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company. Except as set forth in Section 3.1(b) of the Company Disclosure Letter, there is no proceeding or investigation pending or, to the knowledge of the Company, threatened which would, individually or in the aggregate, reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such license to transact insurance business. The Company has made all required filings under applicable insurance holding company statutes except where the failure to so file would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company.

                 Section 3.2 Capital Structure. (a) The authorized capital stock of the Company consists of 25,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock, par value $1.00 per share ("Preferred Stock"). As of the date hereof, (i) 18,417,966 shares of Company Common Stock were issued and outstanding, (ii) 3,617,064 shares of Company Common Stock were held in the treasury of the Company, (iii) options to acquire an aggregate of 2,619,515 shares of Company Common Stock were outstanding pursuant to Company Stock Options, including stock appreciation rights, performance units and stock units, (iv) 49,703 shares of Company Common Stock were reserved for issuance under the Stock Purchase Plan, (v) no shares of preferred stock were issued and outstanding and (vi) 277,500 shares of Series A Junior Preferred Stock were authorized and reserved for issuance upon the exercise of the Company Rights. All the outstanding shares of the Company's capital stock are duly authorized, validly issued, fully paid and non-assessable. Except as set forth in Section 3.2(a) of the Company Disclosure Letter, there are no bonds, debentures, notes or other indebtedness having voting rights (or convertible or exchangeable into securities having such rights) ("Voting Debt") of the Company or any of its subsidiaries issued and outstanding. Section 3.2(a) of the Company Disclosure Letter sets forth, with respect to each plan, arrangement or agreement set forth in Section 3.8(a) of the Company Disclosure Letter pursuant to which options or stock appreciation rights may be granted or under which such options or stock appreciation rights have been granted and are outstanding, in the aggregate by plan, arrangement or agreement the number of options and stock appreciation rights outstanding, their grant price, the date such options or rights were granted and the number of shares of Company Common Stock reserved for issuance pursuant to the plan, arrangement or agreement (such options and rights being herein collectively referred to as the "Company Options"), a description of the exercise or purchase prices, vesting schedules, expiration dates and numbers of shares of Company Common Stock subject to each such Company Option, together with a listing of all Company Options which by their terms shall vest and the time at which they will vest as a result of the Merger and the other transactions contemplated hereby. Except as set forth above, as set forth in
Section 3.2(a) of the Company Disclosure Letter, for the Company Rights and for the transactions contemplated by this Agreement and the Stock Option Agreement, (i) there are no shares of capital stock of the Company authorized, issued or outstanding and (ii) there are no existing (A) options, warrants, calls, preemptive rights, subscriptions or other rights,

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

convertible or exchangeable securities, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of the Company or any of its subsidiaries, obligating the Company or any of its subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, the Company or any of its subsidiaries, (B) securities convertible into or exchangeable for such shares or equity interests or
(C) obligations of the Company or any of its subsidiaries to grant, extend or enter into any such option, warrant, call, preemptive right, subscription or other right, convertible security, agreement, arrangement or commitment.

                 (b) Except as set forth in Section 3.2(b) of the Company Disclosure Letter, all of the outstanding shares of capital stock of each of the Company's material subsidiaries are beneficially owned by the Company, directly or indirectly, and all such shares have been validly issued and are fully paid and nonassessable and are owned by either Company or one of its subsidiaries free and clear of all Liens.

                 (c) There are no voting trusts or other agreements or understandings to which the Company or any of its material subsidiaries is a party with respect to the voting of the capital stock of the Company or any of its material subsidiaries. None of the Company or its material subsidiaries is a party to any agreement or obligation, contingent or otherwise, to redeem, repurchase or otherwise acquire or retire shares of capital stock of the Company or any of its material subsidiaries, whether as a result of the transactions contemplated by this Agreement or otherwise.

                 (d) Except as described in Section 3.2(d) of the Company Disclosure Letter or as specifically described in this Agreement or the Stock Option Agreement, since September 30, 1998, the Company has not (i) made or agreed to make any stock split or stock dividend, or issued or permitted to be issued any shares of capital stock, or securities exercisable for or convertible into shares of capital stock, of the Company other than pursuant to and as required by the terms of any Company Option; (ii) repurchased, redeemed or otherwise acquired any shares of capital stock of the Company; or
(iii) other than its regular quarterly cash dividend of $0.09 per share, declared, set aside, made or paid to the stockholders of the Company dividends or other distributions on the outstanding shares of capital stock of the Company.

                 Section 3.3 Corporate Authorization; Validity of Agreement; Company Action. (a) The Company has full corporate power and authority to execute and deliver this Agreement and the Stock Option Agreement and, subject to obtaining the necessary approval of its stockholders as contemplated by Section 5.2(b) with respect to the Merger, to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and the Stock Option Agreement, and the consummation by it of the transactions contemplated hereby and thereby, have been duly and validly authorized by its Board of Directors and, except for obtaining the approval of its stockholders as contemplated by
Section 5.2(b) with respect to the Merger, no other corporate action or proceedings on the part of the Company are necessary to authorize the execution and delivery by the Company of this Agreement, and the consummation by it of the transactions contemplated hereby and thereby. This Agreement and the Stock Option Agreement have been duly executed and delivered by the Company and, assuming this Agreement and the Stock Option Agreement constitute valid and binding obligations of Parent and Sub, as applicable, constitute valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, fraudulent conveyance, moratorium or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

                 (b) The Board of Directors of the Company has duly and validly approved and taken all corporate action required to be taken by the Board of Directors (in each case by a unanimous vote of all the directors in office at such time) for the consummation of the transactions contemplated by this Agreement and the Stock Option Agreement, including, but not limited to,
(i) having determined that this Agreement, the Stock Option Agreement and the transactions contemplated hereby and thereby, taken together, are advisable and are fair to and in the best interests of the stockholders of the Company,
(ii) having resolved to recommend that the holders of the shares of Company Common Stock adopt this Agreement and approve the Merger and (iii) having taken all actions necessary to render the provisions of Section 203 of the DGCL inapplicable to this Agreement and the Stock Option Agreement. The affirmative vote in favor of the adoption of this Agreement by stockholders holding a majority of the outstanding shares of Company Common Stock (the "Company Stockholder Approval") is the only vote of the holders of any class or series of Company capital stock necessary to approve this Agreement and the Merger. No vote of the stockholders of the Company is required to approve the Stock Option Agreement.

                 Section 3.4 Consents and Approvals; No Violations. Except as set forth in Section 3.4 of the Company Disclosure Letter and for all filings, permits, authorizations, consents and approvals as may be required under, and compliance with other applicable requirements of, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), state securities or "blue sky" laws, state takeover laws, state and foreign insurance regulatory laws and commissions, including Lloyd's of London and the U.K. Treasury Department, and for the approval of this Agreement by the

Company's stockholders and the filing and recordation of this Agreement or the Certificate of Merger as required by the DGCL, neither the execution, delivery or performance of this Agreement or the Stock Option Agreement nor the consummation by the Company of the transactions contemplated hereby or thereby nor compliance by the Company with any of the provisions hereof or thereof will (i) result in any breach or violation of any provision of the certificate of incorporation or by-laws or similar organizational documents of the Company or of any of its subsidiaries, (ii) require any filing with, or permit, authorization, consent or approval of, any United States or foreign court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority, body, commission or agency, including the Corporation of Lloyd's (a "Governmental Entity"), except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not have a Material Adverse Effect with respect to the Company, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation, acceleration or increase in the rate of interest) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound (a "Company Agreement") or result in the creation of a Lien upon any of the properties or assets of the Company or any of its subsidiaries or
(iv) violate any order, writ, injunction, judgment, decree, statute, rule, regulation or law ("Law") applicable to the Company, any of its subsidiaries or any of their properties or assets, except in the case of clauses (iii) and
(iv) for violations, breaches, defaults, or rights of termination, amendment, cancellation or acceleration or Liens, which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company.

                 Section 3.5 SEC Filings; Financial Statements. (a) The Company has filed all forms, reports, statements, schedules, registration statements and other documents required to be filed with the SEC since January 1, 1996 (the "Company SEC Documents"), each of which complied in all material respects with the applicable requirements of the Securities Act of 1933 (the "Securities Act") and the rules and regulations promulgated thereunder, or the Exchange Act and the rules and regulations promulgated thereunder, each as in effect on the date so filed. No subsidiary of the Company is required to file any form, report, statement, schedule, registration statement or other document with the SEC. No Company SEC Document, when filed (or, if amended or superseded by a filing prior to the Closing Date, then on the date of such filing) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

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

                 (b) Each of the audited and unaudited consolidated financial statements of the Company (including any related notes thereto) included in the Company SEC Documents filed prior to the date hereof and the audited consolidated financial statements of the Company (including any related notes thereto) to be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, have been prepared in accordance with United States generally accepted accounting principles, (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the relevant periods (except as may be disclosed in the notes thereto), and present fairly the consolidated financial position and consolidated results of operations and changes in cash flows of the Company and its subsidiaries as of the respective dates or for the respective periods reflected therein, except, in the case of the unaudited interim financial statements, for normal and recurring year-end adjustments that are not material.

                 (c) Except to the extent set forth on the consolidated balance sheet of the Company and its subsidiaries at September 30, 1998 included in the Company SEC Documents (the "Latest Balance Sheet"), or in the notes thereto, neither the Company nor any of its subsidiaries has any liabilities, debts, claims or obligations of any nature (whether accrued, absolute, direct or indirect, contingent or otherwise, whether due or to become due) which would be required to be reflected on a balance sheet or in the notes thereto in accordance with United States generally accepted accounting principles, and there is no existing condition or set of circumstances which would reasonably be expected, individually or in the aggregate, to result in such a liability, except for liabilities or obligations incurred in the ordinary course of business consistent with past practice since September 30, 1998, and liabilities incurred pursuant to the terms of or as contemplated by this Agreement, the Stock Option Agreement and the Merger, none of which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company.

                 (d) Each Company Insurance Subsidiary has filed during the three years ended December 31, 1998, all annual and quarterly statements, together with all exhibits and schedules thereto, required to be filed with or submitted to the appropriate regulatory authorities of the jurisdiction in which it is domiciled and to any other jurisdiction where required on forms prescribed or permitted by such authority. Each Annual Statement filed by any Company Insurance Subsidiary with the insurance regulator in its state of domicile for the three years ended December 31, 1997 (each a "Company Annual Statement"), together with all exhibits and schedules thereto, financial statements relating thereto and any actuarial opinion, affirmation or certification filed in connection therewith and each Quarterly Statement so filed for the quarterly periods ended after January 1, 1998 (each a "Company Quarterly Statement") were prepared in conformity with the statutory accounting practices prescribed or permitted by the insurance regulatory

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

authorities of the applicable state or other jurisdiction of domicile ("SAP") applied on a consistent basis, and present fairly, in all material respects, to the extent required by and in conformity with SAP, the statutory financial condition of such Company Insurance Subsidiary at their respective dates and the results of operations, changes in capital and surplus and cash flow of such subsidiary for each of the periods then ended. No deficiencies or violations have been asserted by any insurance regulator with respect to the foregoing Company Annual Statements and Company Quarterly Statements which have not been cured or otherwise resolved to the satisfaction of such insurance regulator.

                 Section 3.6  Absence of Certain Changes.  Since
September 30, 1998, there has not occurred any event, change, circumstance, condition or effect (including the incurrence of any liabilities of any nature, whether or not accrued, contingent or otherwise) having or reasonably likely to have, in the aggregate, a Material Adverse Effect with respect to the Company. Since September 30, 1998, the Company and its subsidiaries have conducted their respective businesses in the ordinary course consistent with past practice.

                 Section 3.7 Information Supplied. None of the information supplied by the Company for inclusion in (i) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of the Parent Ordinary Shares in the Merger (such Form S-4, as amended or supplemented, is herein referred to as the "Form S-4") will, at the time the Form S-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the proxy statement to be sent to the stockholders of the Company in connection with the Stockholders Meeting (as defined in Section 5.2(b)) (such proxy statement, as amended or supplemented, is herein referred to as the "Proxy Statement/Prospectus") will, at the date the Proxy Statement/Prospectus is first mailed to the Company's stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading or contain any statements which at the time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of a proxy for the Stockholders Meeting which has become false or misleading. The Form S-4 will, as of its effective date, and the prospectus contained therein will, as of its date, comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations promulgated thereunder. The

Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. No representation is made by the Company with respect to statements made or incorporated by reference in the Form S-4 or the Proxy Statement/Prospectus based on information supplied in writing by Parent specifically for inclusion or incorporation in the Form S-4 or the Proxy Statement/Prospectus.

                 Section 3.8 Employee Benefit Plans. (a) Section 3.8(a) of the Company Disclosure Letter contains a true and complete list of each "employee benefit plan" (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including multiemployer plans within the meaning of Section 3(37) of ERISA), stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements and programs, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise), whether oral or written, under which any employee or former employee of the Company or its subsidiaries has any present or future right to benefits or under which the Company or its subsidiaries has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the "Company Plans".

                 (b) Except as disclosed in Section 3.8(b) of the Company Disclosure Letter, no Company Plan (i) is a multiemployer plan within the meaning of Section 3(37) of ERISA (and neither the Company nor any of its subsidiaries has, at any time, contributed to nor had an obligation to contribute to any such multiemployer plan) or (ii) is an "employee pension plan" within the meaning of Section 3(2) of ERISA that is subject to Title IV of ERISA.

                 (c) With respect to each Company Plan, the Company has delivered to Parent a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument;
(ii) the most recent determination letter, if applicable; (iii) the most recent summary plan description and other written communications (or a description of any oral communications) by the Company or its subsidiaries to their employees concerning the extent of the benefits provided under a Company Plan; and (iv) for the three most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements, (C) actuarial valuation reports (excluding valuation information regarding the individuals set forth on Section 3.8(c) of the Company Disclosure Letter) and (D) attorneys' responses to auditor's request for information.

                 (d) (i) Each Company Plan has been established and administered in all material respects in accordance with its terms, and in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (ii) each Company Plan which is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified, to the knowledge of the Company, and has received a favorable determination letter as to its qualification, and nothing has occurred, whether by action or failure to act, that would reasonably be expected to cause the loss of such qualification; (iii) no event has occurred and no condition exists that would subject the Company or its subsidiaries, either directly or by reason of their affiliation with any member of their "Controlled Group" (defined as any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Code), to any material tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable laws, rules and regulations; (iv) for each Company Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form since the date thereof; (v) no non-exempt "prohibited transaction" (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) has occurred with respect to any Company Plan; (vi) no Company Plan provides retiree welfare benefits and neither the Company nor its subsidiaries have any obligations to provide any retiree welfare benefits (except to the extent retirees are entitled to benefits pursuant to Section 601 et seq. of ERISA); and (vii) except as set forth in Section 3.8(d) of the Company Disclosure Letter, all awards, grants or bonuses made pursuant to any Company Plan have been, or will be, fully deductible to the Company or its subsidiaries notwithstanding the provisions of Section 162(m) of the Code and the regulations promulgated thereunder.

                 (e) With respect to any Company Plan, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened and (ii) to the knowledge of the Company, no facts or circumstances exist that would give rise to any such actions, suits or claims.

                 (f) Except as set forth in Section 3.8(f) of the Company Disclosure Letter, the consummation of the Merger and other transactions contemplated by this Agreement will not (i) entitle any employee or director of the Company to severance pay, (ii) result in the payment to any present or former employee of the Company or its subsidiaries of any money or other property or accelerate the time of payment or vesting, or (iii) increase the amount payable or provide any other rights or benefits to any present or former employee of the Company or its subsidiaries, whether or not such payment would constitute a parachute payment within the meaning of Section 280G of the Code.

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

                 Section 3.9 Compliance. Neither the Company nor any of its subsidiaries is in default or violation of (and no event has occurred which with notice or lapse of time or both would constitute a default or violation
of) (i) its certificate of incorporation or by-laws or other governing document, (ii) any Law applicable to the Company or any of its subsidiaries or by which any of their respective properties or assets is bound or affected, or (iii) any Company Agreement, except in the case of clauses (ii) and (iii) for any such defaults or violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company. The Company and its subsidiaries have and are in compliance with all licenses, permits, and other authorizations, domestic or foreign, necessary to conduct their respective businesses, except where the failure to have or comply with such licenses, permits and authorizations would not reasonably be expected to have a Material Adverse Effect with respect to the Company.

                 Section 3.10  Material Contracts.  Except as set forth in
Section 3.10 of the Company Disclosure Letter:

                 (a) All of the material contracts of the Company and its subsidiaries that are required to be described in the Company SEC Documents or to be filed as exhibits thereto are described in the Company SEC Reports or filed as exhibits thereto and are in full force and effect.

                 (b) Neither the Company nor any of its subsidiaries is party to any agreement containing any provision or covenant limiting in any material respect the ability of the Company or any of its subsidiaries to
(i) sell any products or services of or to any other person, (ii) engage in any line of business in any geographical area or (iii) compete with or obtain products or services from any person or limiting the ability of any person to provide products or services to the Company or any of its subsidiaries.

                 (c)  Subject to obtaining the consents referred to in
Section 3.4 and except as set forth in Section 3.8(f) of the Company Disclosure Letter, neither the Company nor any of its subsidiaries is a party to or bound by any contract, agreement or arrangement which would cause the rights or obligations of any party thereto to change upon the consummation of the Merger, except for any such contract, agreement or arrangement which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company.

                 Section 3.11 Absence of Litigation. There is no claim, suit, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, or any property or asset of the Company or any of its subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, which (a) individually or in the aggregate, would

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

reasonably be expected to have a Material Adverse Effect with respect to the Company or (b) in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby. Neither the Company nor any of its subsidiaries nor any of their respective properties or assets is subject to any order, writ, judgment, injunction, decree, determination or award having, or which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company. There are no pending or, to the knowledge of the Company, threatened claims for indemnification by the Company in favor of directors, officers, employees and agents of the Company.

                 Section 3.12 Tax Matters. The Company and each of its subsidiaries, and any consolidated, combined, unitary or aggregate group for Tax purposes of which the Company or any of its subsidiaries is or has been a member has timely filed or caused to be timely filed all Tax Returns required to be filed by it in the manner provided by law and has paid or reserved for (in accordance with United States generally accepted accounting principles), all amounts of Taxes (including interest and penalties) whether or not shown to be due and owing on such Tax Returns for all taxable years for periods (or portions thereof) ending on or prior to the Effective Time unless such failure would not have a Material Adverse Effect with respect to the Company. All such Tax Returns were true, correct and complete in all material respects. Except as has been disclosed in Section 3.12 of the Company Disclosure Letter: (i) no claim for any material amount of unpaid Taxes has been proposed in writing against the Company or any of its subsidiaries or, to the best knowledge of the Company, has become a Lien of any kind against the property of the Company or any of its subsidiaries (except for statutory Liens for current Taxes not yet due and payable) or is being asserted in writing against the Company or any of its subsidiaries (other than in each case claims or assertions for which adequate reserves have been established in the Latest Balance Sheet and which are being contested in good faith);
(ii) as of the date hereof no audit of any material Tax Return of the Company or any of its subsidiaries is being conducted by any Tax authority, no material audit or other proceeding by any Tax authority has formally commenced and there is no material claim or assessment pending, and, to the knowledge of the Company, no written notice has been given to the Company and its subsidiaries that such an audit or other proceeding is pending with respect to any material amount of Taxes due from or with respect to the Company and its subsidiaries or any material Tax Return filed by or with respect to the Company and its subsidiaries; (iii) no extension or waiver of the statute of limitations on the assessment of any material amount of Taxes has been granted by the Company or any of its subsidiaries and is currently in effect and no power of attorney granted by or with respect to the Company and its subsidiaries relating to any material amount of Taxes is currently in force; (iv) neither the Company nor its subsidiaries is a party to or bound by, and does not have any obligation under, any material Tax sharing agreement or similar contract or arrangement or any agreement that obligates

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

it to make any payment computed by reference to the Taxes, taxable income or taxable losses of any other person; and (v) none of the Company nor any of its subsidiaries has been a member of an affiliated group (other than the group to which it is currently a member) filing a consolidated federal income Tax Return. As used herein, the term "Tax" or "Taxes" shall mean any taxes of any kind, including but not limited to those on or measured by or referred to as income, gross receipts, capital, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign. As used herein, "Tax Return" shall mean any return, report or statement required to be filed with any Governmental Entity with respect to Taxes.

                 Section 3.13 Title to Properties; Leases. The Company has good and marketable title to, and is the lawful owner of, or has the right to use pursuant to a license or otherwise, all of the tangible and intangible assets, properties and rights reflected in the Latest Balance Sheet or acquired since the date of the Latest Balance Sheet, free and clear of all Liens and material defects in title, in each case except where the failure to have title, be the owner or have the right to use would not reasonably be expected to interfere in any material respect with the conduct of the business of the Company as currently conducted. The Company has provided Parent with a copy or an accurate summary of the material terms of all material real property and personal property leases of the Company. All such leases are valid, binding and enforceable against the Company (and, to the knowledge of the Company, each other party thereto) in accordance with their respective terms, and there does not exist under any lease of real property or personal property any material defect in title or any event which, with notice or lapse of time or both, would constitute a material default by the Company or, to the knowledge of the Company, by any other party thereto.

                 Section 3.14 Intellectual Property. The Company owns or possesses, or has all necessary rights to use, all patents, patent rights, licenses, inventions (whether or not patentable or reduced to practice), copyrights (whether registered or unregistered), know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), registered and unregistered trademarks, service marks and trade names and other intellectual property rights (collectively, "Intellectual Property") necessary to conduct its business as conducted and proposed to be conducted except to the extent that the failure of the Company to own or have such rights and licenses in such Intellectual Property would not reasonably be expected to have a Material Adverse Effect with respect to the Company. The Company has not received any notice of, and is not aware of any fact or circumstance that would give any person a right

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

to assert, any infringement or misappropriation of, or conflict with, asserted rights of others or invalidity or unenforceability of any Intellectual Property owned by the Company with respect to any of the foregoing which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect with respect to the Company. To the best knowledge of the Company, the use of such Intellectual Property to conduct the business and operations of the Company as conducted or proposed to be conducted does not infringe on the rights of any person in any case where such infringement would reasonably be expected to have a Material Adverse Effect with respect to the Company. To the knowledge of the Company, no person is challenging, infringing on or otherwise violating any right of the Company with respect to any Intellectual Property owned by and/or licensed to the Company. Except as set forth in Section 3.13 of the Company Disclosure Letter, neither the execution of this Agreement or the Stock Option Agreement nor the consummation of the transactions contemplated hereby or thereby will result in a loss of or limitation in the rights and licenses of the Company to use or enjoy the benefit of any Intellectual Property employed by the Company in connection with its business as conducted or proposed to be conducted where such loss or limitation, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect with respect to the Company.

                 Section 3.15 Insurance Matters. (a) Except as otherwise would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect with respect to the Company, all policies, binders, slips, treaties, certificates, annuity contracts and participation agreements and other agreements of insurance or reinsurance, whether individual or group, in effect as of the date hereof (including all applications, supplements, endorsements, riders and ancillary agreements in connection therewith) (the "General Insurance Contracts") that are issued by the Company or its subsidiaries and any and all marketing materials are, to the extent required under applicable Law, on forms approved by applicable insurance or reinsurance regulatory authorities or which have been filed and not objected to by such authorities within the period provided for objection, and such forms comply in all material respects with the insurance or reinsurance statutes, regulations and rules applicable thereto and, as to premium rates established by the Company or any subsidiary which are required to be filed with or approved by insurance or reinsurance regulatory authorities, the rates have been so filed or approved, the premiums charged conform thereto in all material respects and such premiums comply in all material respects with the insurance or reinsurance statutes, regulations and rules applicable thereto.

                 (b) Each reinsurance and coinsurance treaty or agreement, including retrocessional agreements, to which the Company or any of its subsidiaries is a party, under which the Company or any of its subsidiaries has any existing rights, duties, obligations or liabilities or which is

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

otherwise applicable to the Company or any of its subsidiaries, assuming its due authorization, execution and delivery by the other party or parties thereto, is valid and binding in all material respects in accordance with its terms and is in full force and effect, except for such treaties or agreements the failure to be valid and binding or in full force and effect of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company. No party to any such treaty or agreement has given notice to the Company or any of its subsidiaries that it intends to terminate or cancel any such treaty or agreement as a result of the Merger or the contemplated operations of the Company or its subsidiaries after the Merger is consummated, which termination or cancellation would have a Material Adverse Effect with respect to the Company. Any subsidiary of the Company that has ceded reinsurance pursuant to any such treaty or agreement is entitled to take full credit in its financial statements for all amounts recoverable (net of any reserve for collectibility under such treaty or agreement) with such credit accounted for
(i) pursuant to SAP, as a reduction of such Company's loss reserves and
(ii) pursuant to United States generally accepted accounting principles, as a reinsurance recoverable asset. The Company has no unrecoverable reinsurance balances, other than as fully reserved on the Latest Balance Sheet or specified in Section 3.15 of the Company Disclosure Letter.

                 (c) The Company has not received any written notice that the financial condition of any other party to any reinsurance, coinsurance or other similar agreement with it or any of its subsidiaries is so impaired as to result in a default thereunder, except to the extent that adequate reserves in respect of any such default are reflected on the Latest Balance Sheet.

                 (d) Prior to the date hereof, the Company has delivered or made available to Parent a true and complete copy of any actuarial reports prepared by actuaries, independent or otherwise, with respect to the Company or any Company Insurance Subsidiary since January 1, 1998, and all attachments, addenda, supplements and modifications thereto (the "Company Actuarial Analyses"). The information and data furnished by the Company or any Company Insurance Subsidiary to its independent actuaries in connection with the preparation of the Company Actuarial Analyses were accurate in all material respects.

                 (e) As of the date hereof, the Company has no reason to believe that any rating presently held by the Company or any of its subsidiaries is likely to be modified, qualified, lowered or placed under surveillance for a possible downgrade for any reason other than as a result of the transactions contemplated hereby.

                 Section 3.16 Liabilities and Reserves. (a) Except for instances where the failure of any of the following statements to be true

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

would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company, (i) the reserves carried on the statutory financial statements of each Company Insurance Subsidiary for future insurance policy benefits, losses, claims and similar purposes were, as of the respective dates of such financial statements, in compliance with the requirements for reserves established by the insurance departments of the jurisdiction of domicile of such Company Insurance Subsidiary and each other jurisdiction where it is regulated or (as the case may be) by the Corporation of Lloyd's, were determined in accordance with SAP and with generally accepted actuarial standards, assumptions and principles consistently applied, and were fairly stated in accordance with sound actuarial and statutory accounting principles; (ii) such reserves were, in the reasonable judgment of the Company, adequate in the aggregate to cover the total amount of all reasonably anticipated liabilities of the Company and each Company Insurance Subsidiary under all outstanding insurance, reinsurance and other applicable agreements as of the respective dates of such financial statements; and (iii) the statutory surplus of each Company Insurance Subsidiary as determined under applicable laws or under the Lloyd's regulations are in an amount at least equal to the minimum amounts required by applicable laws or regulations.

                 (b) Except for regular periodic assessments in the ordinary course of business or assessments based on developments which are publicly known within the insurance and reinsurance industry, to the best knowledge of the Company and its subsidiaries, no claim or assessment is pending or threatened against any subsidiary which is peculiar or unique to such subsidiary by any state insurance guaranty associations in connection with such association's fund relating to insolvent insurers which if determined adversely, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company.

                 Section 3.17 Environmental Laws. Except to the extent that any inaccuracy in any of the following representations, individually or in the aggregate with any other inaccuracy under the respective following representations, would not reasonably be expected to have a Material Adverse Effect with respect to the Company, (a) each of the Company and each of its subsidiaries is in compliance with all Environmental Laws applicable to the properties, assets or businesses of the Company and its subsidiaries, and possesses and complies with and has possessed and complied with all Environmental Permits required under such laws; (b) none of the Company and its subsidiaries has received any Environmental Claim, and none of the Company and its subsidiaries is aware after reasonable inquiry of any threatened Environmental Claim or of any Environmental Claim pending or threatened against any entity for which the Company or any of its subsidiaries may be responsible; (c) none of the Company and its subsidiaries has assumed, contractually or by operation of law, any liabilities or obligations under any Environmental Laws; (d) there are no present or, to the

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

best knowledge of the Company, past events, conditions, circumstances, practices, plans or legal requirements that would reasonably be expected to result in liability to the Company or any of its subsidiaries under Environmental Laws, prevent, or reasonably be expected to increase the burden on the Company or any of its subsidiaries of, complying with Environmental Laws or of obtaining, renewing, or complying with all Environmental Permits required under such laws; (e) there are and, to the best knowledge of the Company, there have been no Hazardous Materials or other conditions at or from any property owned, operated or otherwise used by the Company or any of its subsidiaries now or, to the best knowledge of the Company, in the past that would reasonably be expected to give rise to liability of the Company or any of its subsidiaries under any Environmental Law; and (f) the Company has provided to Parent all Environmental Reports in the possession or control of the Company or any of its subsidiaries. For purposes of this Agreement, the following terms shall have the following meanings:

                 "Environmental Claim" means any written or oral notice, claim, demand, action, suit, complaint, proceeding or other communication by any person alleging liability or potential liability arising out of, relating to, based on or resulting from (i) the presence, discharge, emission, release or threatened release of any Hazardous Materials at any location, whether or not owned, leased or operated by the Company or any of its subsidiaries or
         (ii) circumstances forming the basis of any violation or alleged violation of any Environmental Law or Environmental Permit or
         (iii) otherwise relating to obligations or liabilities under any Environmental Laws; provided, however, that the term "Environmental Claim" shall not include any such claim, demand, action, suit, complaint, proceeding or other communication under an insurance or reinsurance policy issued by the Company.

                 "Environmental Laws" means all applicable statutes, rules, regulations, ordinances, orders, decrees and common law, in each case of any Governmental Entity, as they exist at the date hereof, relating in any manner to contamination, pollution or protection of human health or the environment, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act, the Solid Waste Disposal Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Occupational Safety and Health Act, the Emergency Planning and Community-Right-to-Know Act, the Safe Drinking Water Act, all as amended, and similar state laws.

                 "Environmental Permits" means all permits, licenses, registrations and other governmental authorizations required for the Company and its subsidiaries and the operations of the Company's and

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

         its subsidiaries' facilities to conduct its business under Environmental Laws.

                 "Environmental Report" means any report, study, assessment, audit, or other similar document that addresses any issue of noncompliance with, or liability under, any Environmental Law that may affect the Company or any of its subsidiaries.

                 "Hazardous Materials" means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, radioactivity, and any other substances of any kind, whether or not any such substance is defined as hazardous or toxic under any Environmental Law, that is regulated pursuant to or could give rise to liability under any Environmental Law.

                 Section 3.18 Investment Company. Neither the Company nor any of its subsidiaries is an "investment company" as defined under the Investment Company Act of 1940, as amended (the "1940 Act"), and neither the Company nor any of its subsidiaries sponsors any person that is such an investment company.

                 Section 3.19 Year 2000. The Company is in the process of reviewing its and its subsidiaries' software and hardware systems that perform critical or important accounting, data processing, data storage, data transmission and report writing functions for the purposes of evaluating the readiness of these systems to function without material interruption on the occurrence of the year 2000 ("Y2K Readiness"). In connection with this process and as described in Section 3.19 of the Company Disclosure Letter, the Company has retained the services of Y2K Readiness consultants to assist the Company in these efforts and has undertaken to obtain assurances from its principal software suppliers and service firms as to the Y2K Readiness of certain critical or important systems obtained from these outside sources or utilized by them in providing critical services to the Company. The Company reasonably believes that all software, hardware and equipment (including microprocessors) that is owned by, or leased or licensed to, the Company or any of its subsidiaries in the operations of its or their respective business will be capable, by December 31, 1999, of accounting for all calculations using a century and date sensitive algorithm for the year 2000 and the fact that the year 2000 is a leap year and to otherwise continue to function without any interruption caused by the occurrence of the year 2000. In the event of a Y2K related failure, the Company will have in place a business contingency plan that will address the continuity of critical business processes into the Year 2000.

                 Section 3.20 Brokers. No broker, finder or investment banker (other than Morgan Stanley, Dean Witter & Co. Incorporated ("Morgan

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

Stanley"), CIBC Oppenheimer Corp. and SBC Warburg Dillon Read (collectively, the "Company Financial Advisors")) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement. The Company has furnished to Parent a complete and correct copy of all agreements between the Company and the Company Financial Advisors pursuant to which the Company Financial Advisors would be entitled to any payment relating to the transactions contemplated hereby.

                 Section 3.21 Opinion of Financial Advisor. The Company has received an opinion from Morgan Stanley, dated the date hereof, to the effect that, as of such date, the Exchange Ratio is fair, from a financial point of view, to the holders of Company Common Stock. A copy of such opinion has been provided to Parent.

                 Section 3.22 Pooling of Interests As of the date of this Agreement, the Company does not know of any reason relating to the Company why the Merger would not qualify as a pooling of interests for financial reporting purposes under United States generally accepted accounting principles.

                 Section 3.23 Takeover Statutes. No "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation enacted under any law applicable to the Company is applicable to this Agreement, the Stock Option Agreement, the Merger or the other transactions contemplated hereby or thereby. The Company has taken all steps necessary to irrevocably exempt the transactions contemplated by this Agreement and the Stock Option Agreement from any applicable provisions of the Company's certificate of incorporation or by-laws and from Section 203 of the DGCL.

                 Section 3.24 Rights Agreement. (a) Prior to entering into this Agreement, the Company has taken all actions necessary such that, for all purposes under the Rights Agreement, dated, as of June 18, 1998 (the "Company Rights Agreement"), between the Company and American Stock Transfer & Trust Co., Parent shall not be deemed an Acquiring Person (as defined in the Company Rights Agreement), the Distribution Date (as defined in the Company Rights Agreement) shall not be deemed to occur and the Company Rights issuable pursuant to the Company Rights Agreement will not separate from the shares of the Company Common Stock as a result of Parent's entering into this Agreement or the Stock Option Agreement or consummating the Merger or the other transactions contemplated hereby or thereby.

                 (b) The Company has taken all necessary action with respect to all of the outstanding Company Rights so that (i) neither Parent, Sub nor any of their respective affiliates shall become an "Acquiring Person" thereunder as a result of the execution and delivery of this Agreement and the Stock Option Agreement or the consummation of the transactions

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

contemplated hereby and thereby and (ii) no holder of Company Rights shall be entitled to exercise such Company Rights or shall be entitled to any rights or benefits pursuant to the Company Rights Agreement as a result of the execution and delivery of this Agreement and the Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby.

                 Section 3.25 Employees. Neither the Company nor any of its subsidiaries is a party to any collective bargaining agreement. Since January 1, 1996, neither the Company nor any of its subsidiaries has had any employee strikes, work stoppages, slowdowns or lockouts or received any requests for certifications of bargaining units or any other requests for collective bargaining. Except as set forth in Section 3.25 of the Company Disclosure Letter, there is no unfair labor practice, employment discrimination or other complaint against the Company or any of its subsidiaries pending or, to the knowledge of the Company, threatened, which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect.


                                  ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

                 Parent and Sub represent and warrant to the Company as follows:

                 Section 4.1 Organization. (a) Each of Parent and Sub is a corporation or other business organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. Each of Parent and its subsidiaries (i) is qualified, licensed or domesticated in all jurisdictions where such qualification, license or domestication is required to own and operate its properties and conduct its business in the manner and at the places presently conducted;
(ii) holds all franchises, grants, licenses, certificates, permits, consents and orders, all of which are valid and in full force and effect, from all applicable United States and foreign regulatory authorities necessary to own and operate its properties and to conduct its business in the manner and at the places presently conducted; and (iii) has full power and authority (corporate and other) to own, lease and operate its respective properties and assets and to carry on its business as presently conducted and as proposed to be conducted, except where the failure to be so qualified, licensed or domesticated, or to hold such franchises, grants, licenses, certificates, permits, consents and orders or to have such power and authority would not, when taken together with all other such failures, reasonably be expected to have a Material Adverse Effect with respect to Parent. Parent has furnished to the Company complete and correct copies of its memorandum and articles of association and Sub's certificate of incorporation and by-laws as in effect

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

on the date hereof. Such documents are in full force and effect and no other organizational documents are applicable to or binding upon Parent or Sub.

                 (b) Each material subsidiary of Parent that is an insurance company (a "Parent Insurance Subsidiary") has filed during the three years ended December 31, 1998, all financial statements, together with all exhibits and schedules thereto, required to be filed with or submitted to the appropriate regulatory authorities of the jurisdiction in which it is domiciled and to any other jurisdiction where required on forms prescribed or permitted by such authority. Each annual statement filed by any Parent Insurance Subsidiary with the insurance regulator in its jurisdiction of domicile for the three years ended November 30, 1997 (each a "Parent Annual Statement"), together with all exhibits and schedules thereto, financial statements relating thereto and any actuarial opinion, affirmation or certification filed in connection therewith and any Quarterly Statement so filed for the quarterly periods ended after December 31, 1998 (each a "Parent Quarterly Statement") were prepared in conformity with SAP applied on a consistent basis, and present fairly, in all material respects, to the extent required by and in conformity with SAP, the statutory financial condition of such Parent Insurance Subsidiary at their respective dates and the results of operations, changes in capital and surplus and cash flow of such subsidiary for each of the periods then ended. No deficiencies or violations have been asserted by any insurance regulator with respect to the foregoing Parent Annual Statements and Parent Quarterly Statements which have not been cured or otherwise resolved to the satisfaction of such insurance regulator.

                 Section 4.2 Capital Structure. (a) As of the date hereof, the authorized share capital of Parent is $9,999,900 comprised of 999,990,000 ordinary shares with a par value of $0.01 per share. As of February 1, 1999,
(i) 109,013,614 Parent Ordinary Shares were issued and outstanding (excluding 509,700 Parent Ordinary Shares held in treasury, which for purposes of Cayman Islands law are deemed to be cancelled), (ii) 3,115,873 Non-Voting Common Shares, par value $0.01 per share were issued and outstanding and
(iii) additional Parent Ordinary Shares were reserved for issuance upon the exercise of the Parent Rights distributed to the holders of Parent Ordinary Shares pursuant to the Rights Agreement dated as of December 1, 1996 (the "Parent Rights Agreement"), between Parent and Mellon Securities Trust Company. All the outstanding shares of Parent's share capital are duly authorized, validly issued, fully paid and non-assessable. The Parent Ordinary Shares to be issued in the Merger, when issued in accordance with the terms hereof, will be duly authorized, validly issued and fully paid and nonassessable and not subject to preemptive rights.

                 (b) Except as set forth in Section 4.2(b) of the Parent Disclosure Letter, all of the outstanding shares of capital stock of each of Parent's material subsidiaries are beneficially owned by Parent, directly or indirectly, and all such shares have been validly issued and are fully paid

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

and nonassessable and are owned by either Parent or one of its material subsidiaries free and clear of all Liens.

                 (c) Except as set forth in Section 4.2(c) of the letter, dated as of the date hereof, from Parent to the Company regarding certain matters related to this Agreement (the "Parent Disclosure Letter"), there are no voting trusts or other agreements or understandings to which Parent or any of its material subsidiaries is a party with respect to the voting of the capital stock of Parent or any of its material subsidiaries. None of Parent or its material subsidiaries is a party to any agreement or obligation, contingent or otherwise, to redeem, repurchase or otherwise acquire or retire shares of capital stock of Parent or any of its subsidiaries, whether as a result of the transactions contemplated by this Agreement or otherwise.

                 Section 4.3 Corporate Authorization; Validity of Agreement; Necessary Action. (a) Each of Parent and Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent and Sub of this Agreement and the consummation by Parent and Sub of the transactions contemplated hereby have been duly and validly authorized by their respective boards of directors, and no other corporate action or proceedings on the part of Parent or Sub are necessary to authorize the execution and delivery by Parent or Sub of this Agreement and the consummation by Parent and Sub of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Sub, and, assuming this Agreement constitutes a valid and binding obligation of the Company, constitutes a valid and binding obligation of each of Parent and Sub, enforceable against each of them in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, fraudulent conveyance, moratorium or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

                 (b) The Boards of Directors of each of Parent and Sub have duly and validly approved and taken all corporate action required to be taken by each of them for the consummation of the transactions contemplated by this Agreement and the Stock Option Agreement, including having determined that this Agreement, the Stock Option Agreement and the transactions contemplated hereby and thereby, taken together, are fair to and in the best interests of Parent. No vote of the shareholders of Parent is required to approve the Merger or the issuance of Parent Ordinary Shares in the Merger under applicable Law.

                 Section 4.4 No Prior Activities. Sub has not incurred, directly or indirectly, any liabilities or obligations, and has acquired no

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

assets of any kind, except those incurred or acquired in connection with its incorporation or with the negotiation of this Agreement and the consummation of transactions contemplated hereby. Sub has been formed solely to facilitate the transactions contemplated in this Agreement and has not engaged, directly or indirectly, in any business or activity of any type or kind, or entered into any Agreement or arrangement with any person or entity, and is not subject to or bound by any obligation or undertaking, that is not contemplated by or in connection with this Agreement and the transactions contemplated thereby.

                 Section 4.5 Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and compliance with other applicable requirements of, the Exchange Act, the Securities Act, the HSR Act, state securities or "blue sky" laws, state takeover laws, state and foreign insurance regulatory laws and commissions, and for the filing or recordation of this Agreement or the Certificate of Merger as required by the DGCL, neither the execution, delivery or performance of this Agreement by Parent and Sub nor the consummation by Parent and Sub of the transactions contemplated hereby nor compliance by Parent and Sub with any of the provisions hereof will
(i) result in any breach or violation of any provision of the memorandum or articles of association or similar organizational documents of Parent or any of its subsidiaries, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not have a Material Adverse Effect with respect to Parent,
(iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or increase in the rate of interest) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, lease, license, contract, agreement or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which or any of their properties or assets may be bound (a "Parent Agreement") or result in the creation of a Lien upon any of the properties or assets of Parent or
(iv) violate any Law applicable to Parent, any of its subsidiaries or any of their properties or assets, except in the case of clauses (iii) and (iv) for violations, breaches, defaults, or rights of termination, amendment, cancellation or acceleration, which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Parent.

                 Section 4.6 SEC Filings; Financial Statements. (a) Parent has filed all forms, reports, statements, schedules, registration statements and other documents required to be filed with the SEC since January 1, 1996 (the "Parent SEC Documents"), each of which complied in all material respects with the applicable requirements of the Securities Act, and the rules and

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

regulations promulgated thereunder, or the Exchange Act and the rules and regulations promulgated thereunder, each as in effect on the date so filed. No subsidiary of Parent is required to file any form, report, statement, schedule, registration statement or other document with the SEC. No Parent SEC Document, when filed (or, if amended or superseded by a filing prior to the Closing Date, then on the date of such filing) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                 (b) Each of the audited and unaudited consolidated financial statements of Parent (including any related notes thereto) included in the Parent SEC Documents filed prior to the date hereof and the audited consolidated financial statements of Parent (including any related notes thereto) to be included in Parent's Annual Report on Form 10-K for the fiscal year ended November 30, 1998, have been prepared in accordance with United States generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the relevant periods (except as may be disclosed in the notes thereto), and present fairly the consolidated financial position and consolidated results of operations and changes in cash flows of Parent and its subsidiaries as of the respective dates or for the respective periods reflected therein, except, in the case of the unaudited interim financial statements, for normal and recurring year-end adjustments that are not material.

                 (c) Except to the extent set forth on the consolidated balance sheet of Parent and its subsidiaries at August 31, 1998 included in the Parent SEC Documents (the "Latest Parent Balance Sheet"), or in the notes thereto, neither Parent nor any of its subsidiaries has any liabilities, debts, claims or obligations of any nature (whether accrued, absolute, direct or indirect, contingent or otherwise, whether due or to become due) which would be required to be reflected on a balance sheet or in the notes thereto in accordance with United States generally accepted accounting principles, and there is no existing condition or set of circumstances which would reasonably be expected, individually or in the aggregate, to result in such a liability, except for liabilities or obligations incurred in the ordinary course of business consistent with past practice since August 31, 1998, and liabilities incurred pursuant to the terms of or as contemplated by this Agreement, the Stock Option Agreement and Merger, none of which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Parent.

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

                 Section 4.7 Absence of Certain Changes. Except as set forth in Section 4.7 of the Parent Disclosure Letter, since August 31, 1998 there has not occurred any event, change, circumstance, condition or effect (including the incurrence of any liabilities of any nature, whether or not accrued, contingent or otherwise) having or reasonably likely to have, in the aggregate, a Material Adverse Effect with respect to Parent.

                 Section 4.8 Information Supplied. None of the information supplied by Parent or Sub for inclusion in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Proxy Statement/Prospectus will, at the date it is first mailed to the Company's stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading or contain any statements which at the time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of a proxy for the Stockholders Meeting which has become false or misleading. The Form S-4 will, as of its effective date, and the prospectus contained therein will, as of its date, comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations promulgated thereunder. The Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. No representation is made by Parent with respect to statements made or incorporated by reference in the Form S-4 based on information supplied in writing by the Company specifically for inclusion or incorporation in the Form S-4.

                 Section 4.9 Compliance. Neither Parent nor Sub is in default or violation of (and no event has occurred which with notice or lapse of time or both would constitute a default or violation of) (i) its memorandum or articles of association, certificate of incorporation or by-laws or other governing document, (ii) any Law applicable to Parent or any of its subsidiaries or by which any of their respective properties or assets is bound or affected, or (iii) any Parent Agreement, except in the case of clauses (ii) and (iii) for any such defaults or violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Parent. Parent and its subsidiaries have and are in compliance with all licenses, permits, and other authorizations, domestic or foreign, necessary to conduct their respective businesses, except

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

where the failure to have or comply with such licenses, permits and authorizations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Parent.

                 Section 4.10 Absence of Litigation. There is no claim, suit, action, proceeding or investigation pending or, to the knowledge of Parent, threatened against Parent or any of its subsidiaries, or any property or asset of the Parent or any of its subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, which (a) individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect with respect to Parent or (b) in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby. Neither Parent nor any of its subsidiaries nor any property or asset of Parent or any of its subsidiaries is subject to any order, writ, judgment, injunction, decree, determination or award having, or which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Parent. Except as set forth in Section 4.10 of the Parent Disclosure Letter, there are no pending or, to the knowledge of Parent, threatened claims for indemnification by Parent in favor of directors, officers, employees and agents of Parent.

                 Section 4.11 Brokers. No broker, finder or investment banker (other than Donaldson Lufkin & Jenrette Securities Corporation ("DLJ") and Wasserstein Perella & Co. Inc. ("Wasserstein Perella" and, together with DLJ, the "Parent Financial Advisors")) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement. Parent has furnished to the Company a complete and correct copy of all agreements between Parent and each of the Parent Financial Advisors pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereby.

                 Section 4.12 Pooling of Interests. As of the date of this Agreement, neither Parent nor Sub knows of any reason relating to Parent or Sub why the Merger would not qualify as a pooling of interests for financial reporting purposes under United States generally accepted accounting principles.

                 Section 4.13 Opinion of Financial Advisor. The Board of Directors of Parent has received opinions from each of DLJ and Wasserstein Perella, dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio is fair, from a financial point of view, to the Company. Copies of such opinions have been provided to the Company.

                 Section 4.14 Investment Company. Neither Parent nor any of its subsidiaries is an "investment company" as defined under the 1940 Act and neither Parent nor any of its subsidiaries sponsors any person that is such an investment company.

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

                 Section 4.15 Insurance Matters. (a) Except as otherwise would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Parent, General Insurance Contracts that are issued by Parent or its subsidiaries and any and all marketing materials are, to the extent required under applicable Law, on forms approved by applicable insurance or reinsurance regulatory authorities or which have been filed and not objected to by such authorities within the period provided for objection, and such forms comply in all material respects with the insurance or reinsurance statutes, regulations and rules applicable thereto and, as to premium rates established by Parent or any subsidiary which are required to be filed with or approved by insurance or reinsurance regulatory authorities, the rates have been so filed or approved, the premiums charged conform thereto in all material respects and such premiums comply in all material respects with the insurance or reinsurance statutes, regulations and rules applicable thereto.

                 (b) Each reinsurance and coinsurance treaty or agreement, including retrocessional agreements, to which Parent or any of its subsidiaries is a party, under which Parent or any of its subsidiaries has any existing rights, duties, obligations or liabilities or which is otherwise applicable to Parent or any of its subsidiaries, assuming its due authorization, execution and delivery by the other party or parties thereto, is valid and binding in all material respects in accordance with its terms and is in full force and effect, except for such treaties or agreements the failure to be valid and binding or in full force and effect of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Parent. No party to any such treaty or agreement has given notice to Parent or any of its subsidiaries that it intends to terminate or cancel any such treaty or agreement as a result of the Merger or the contemplated operations of Parent or its subsidiaries after the Merger is consummated, which termination or cancellation would have a Material Adverse Effect with respect to Parent. Any subsidiary of Parent that has ceded reinsurance pursuant to any such treaty or agreement is entitled to take full credit in its financial statements for all amounts recoverable (net of any reserve for collectibility under such treaty or agreement) with such credit accounted for (i) pursuant to SAP, as a reduction of Parent's loss reserves and (ii) pursuant to United States generally accepted accounting principles, as a reinsurance recoverable asset. Parent has no unrecoverable reinsurance balances which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Parent, other than as fully reserved on the Latest Parent Balance Sheet.

                 (c) Parent has not received any written notice that the financial condition of any other party to any reinsurance, coinsurance or other similar agreement with it or any of its subsidiaries is so impaired as to result in a default thereunder, except to the extent that adequate

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

reserves in respect of any such default are reflected on the Latest Parent Balance Sheet.

                 (d) Prior to the date hereof, Parent has delivered or made available to the Company a true and complete copy of any actuarial reports prepared by actuaries, independent or otherwise, with respect to the Parent or any Parent Insurance Subsidiary since January 1, 1998, and all attachments, addenda, supplements and modifications thereto (the "Parent Actuarial Analyses"). The information and data furnished by Parent or any Parent Insurance Subsidiary to its independent actuaries in connection with the preparation of the Parent Actuarial Analyses were accurate in all material respects.

                 (e) As of the date hereof, Parent has no reason to believe that any rating presently held by Parent or any of its subsidiaries is likely to be modified, qualified, lowered or placed under surveillance for a possible downgrade for any reason other than as a result of the transactions contemplated hereby.

                 Section 4.16  Employee Benefit Plans.   (a)  Section 4.16(a)
of the Parent Disclosure Letter contains a true and complete list of each "employee benefit plan" (within the meaning of Section 3(3) of ERISA) that is subject to ERISA. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the "Parent Plans".

                 (b) (i) Each Parent Plan has been established and administered in all material respects in accordance with its terms, and in compliance in all material respects with applicable Law and (ii) no event has occurred and no condition exists that would subject Parent or its subsidiaries, either directly or by reason of their affiliation with any member of their "Controlled Group" (defined as any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Code), to any material tax, fine, lien, penalty or other liability imposed by applicable Law.

                 Section 4.17 NYSE Listing. Parent does not know of any reason why the Parent Ordinary Shares to be issued in the Merger and upon the exercise of Converted Stock Options would not be approved for listing on the NYSE.

                 Section 4.18 Year 2000. Parent is in the process of reviewing its and its subsidiaries' software and hardware systems that perform critical or important accounting, data processing, data storage, data transmission and report writing functions for the purposes of evaluating its Y2K Readiness. In connection with this process, Parent has undertaken to obtain assurances from its principal software suppliers and service firms as to the Y2K Readiness of certain critical or important systems obtained from

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

these outside sources or utilized by them in providing critical services to Parent. Parent reasonably believes that all software, hardware and equipment (including microprocessors) that is owned by, or leased or licensed by or to, Parent or any of its subsidiaries in the operations of its or their respective business will be capable, by December 31, 1999, of accounting for all calculations using a century and date sensitive algorithm for the year 2000 and the fact that the year 2000 is a leap year and to otherwise continue to function without any material interruption caused by the occurrence of the year 2000. In the event of a Y2K related failure, Parent will have in place a business contingency plan that will address the continuity of critical business processes into the Year 2000.


                                   ARTICLE V

                                   COVENANTS

                 Section 5.1 Conduct of Business of the Company. Except as expressly contemplated by this Agreement, in Section 5.1 of the Company Disclosure Letter or as consented to in writing by Parent (in its sole discretion), during the period from the date of this Agreement to the Effective Time, the Company will, and will cause its subsidiaries to, conduct their operations, including their investment practices and policies, only in, and not take any action except in, the ordinary and usual course of business and consistent with past practice, and the Company will, and will cause its subsidiaries to, use its and their best efforts to preserve intact their business organization, to keep available the services of their officers and employees and to maintain advantageous relationships with customers, retrocessionaires, creditors, licensors, licensees, suppliers, contractors, distributors, business partners and others having business relationships with the Company and its subsidiaries. Without limiting the generality of the foregoing, prior to the Effective Time, the Company will not, and will not permit any of its subsidiaries to without the prior written consent of Parent (which may be withheld in its sole discretion):

                 (a) split, combine or reclassify any shares of its capital stock; declare, pay or set aside for payment any dividend or other distribution payable in cash, stock, property or otherwise in respect of its capital stock (other than quarterly cash dividends upon the shares of Company Common Stock in an amount not to exceed $0.09 per share, provided, however, that in the event that the Effective Time does not occur on or prior to September 1, 1999, such amount may be increased in respect of the dividend for the Company's third fiscal quarter to $.4026 per share, and dividends paid to the Company by its wholly owned subsidiaries); or directly or indirectly redeem, purchase, repurchase or otherwise acquire any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock other than the forfeiture or

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

repurchase of Company Common Stock pursuant to Company Plans in accordance with the terms thereof as in effect on the date hereof;

                 (b) authorize for issuance, issue, sell, pledge, dispose of or encumber, deliver or agree or commit to issue, sell, pledge or deliver (whether through the issuance or granting of any options, warrants, commitments, subscriptions, rights to purchase or otherwise) any of its capital stock or any securities convertible into or exercisable or exchangeable for shares of its capital stock, except as required by the Stock Option Agreement, in accordance with the terms, as in effect on the date hereof, of any Company Options listed in Section 3.2 of the Company Disclosure Letter or by agreements as in effect as of the date hereof which are disclosed in Section 5.1(b) of the Company Disclosure Letter, or amend any of the terms of any such securities or agreements outstanding as of the date hereof;

                 (c) (i) incur or assume any debt or issue any debt securities except for borrowings under existing lines of credit in the ordinary course of business consistent with past practice, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except in the ordinary course of business consistent with past practice,
(iii) make any loans or advances to any person other than loans or advances of out-of-pocket expenses incurred in connection with Company business, or make any capital contributions to, or, except as otherwise permitted in this
Section 5.1, investments in, any other person, (iv) pledge or otherwise encumber shares of capital stock of any of its subsidiaries, or (v) mortgage or pledge any of its assets, tangible or intangible, or create any material Lien thereupon other than in the ordinary course of business consistent with past practice;

                 (d)  except as may be required by Law or as set forth in
Section 5.1(d) of the Company Disclosure Letter, enter into, adopt, amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other Company Plan; or enter into or amend any employment or severance agreement with, increase in any manner the salary, wages, bonus, commission, or other compensation or benefits of any director or officer of the Company or any of its subsidiaries; or increase in any manner the salary, wages, bonus, commission or other compensation or benefits of any other employee or agent of the Company or any of its subsidiaries except, in the case of employees other than directors or officers of the Company, for salary increases and employee promotions in the ordinary course of business consistent with past practice; or hire employees at the senior vice president level or higher except to fill vacancies; or pay any benefit not required by any plan and arrangement as in effect as of the

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

date hereof (including the granting of stock options, stock appreciation rights or performance units);

                 (e) acquire (by merger, amalgamation, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or make any investment either by purchase of stock or securities, contributions to capital, property transfer or acquisition (including by lease) of any material amount of properties or assets of any other individual or entity except for the purchase of investment securities by Company Insurance Subsidiaries for investment in the ordinary and prudent course of their business consistent with past practice.

                 (f) except as expressly required herein, (i) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms as in effect on the date hereof, or (ii) waive, release, grant or transfer any rights of material value or modify or change in any material respect any existing license, lease, contract or other document other than in the ordinary course of business, consistent with past practice;

                 (g) amend the certificate of incorporation or by-laws of the Company or any of its material subsidiaries;

                 (h) adopt a plan of complete or partial liquidation or resolutions providing for the complete or partial liquidation, dissolution, merger (other than the Merger), consolidation, restructuring, recapitalization or other reorganization of the Company or any of its material subsidiaries;

                 (i) enter into any new lines of business (whether or not part of the insurance or reinsurance business) (except for the lines of business disclosed in Section 5.1(i) of the Company Disclosure Letter), make any material change in its policy forms, investment policies or guidelines or otherwise make material changes to the operation of its business or change its loss reserve methodology;

                 (j) release or reverse any existing reserves, including any case reserves or reserves for allocated or unallocated loss adjustment expenses (other than for resolution of claims for which such reserve was established) or any reserves for claims which are incurred but not reported, or recognize any unrecognized gain on investment or other assets other than in the ordinary course of business consistent with the Company's past practice;

                 (k) invest any investment securities of the Company in investments which are not rated in one of the four highest categories by a "nationally recognized statistical rating agency" as defined in the rules or regulations of the SEC;

                 (l) sell (whether by merger, consolidation or otherwise), lease, encumber, transfer or dispose of any assets (including rights of renewal) other than sales of investment assets in the ordinary course of business consistent with past practice or sales of assets which are not, in the aggregate, material to the Company, or enter into any material commitment or transaction outside the ordinary course of business consistent with past practices;

                 (m) authorize or make or commit to make any capital expenditures, except for transactions in the ordinary course of business consistent with past practice (but in no event in excess of $500,000 in the aggregate) or pursuant to agreements or commitments entered into by the Company prior to the date hereof and disclosed in Section 5.1(m) of the Company Disclosure Letter;

                 (n) make any Tax elections, make or change any method of Tax accounting (except as may be required by Law), file any amended Tax Returns, settle or compromise any material Tax liability, or waive or extend the statute of limitations for imposing or assessing any material Taxes;

                 (o) pay or agree to pay in settlement or compromise of any suits or claims of liability against the Company, its directors, officers, employees or agents, more than an aggregate of $500,000 for all such suits and claims, unless otherwise reserved against in the Latest Balance Sheet, it being understood that without the prior written consent of Parent, no such settlement or compromise shall be entered into involving non-monetary obligations;

                 (p) take any action likely to materially decrease or diminish the assets or net worth of the Company;

                 (q) except as may be required as a result of a change in law or in United States generally accepted accounting principles or SAP (in either case, with the written concurrence of the Company's independent accountants), change any of the accounting principles or practices used by it;

                 (r) enter into any agreement providing for the acceleration of payment, vesting or performance or other consequence as a result of a change in control of the Company;

                 (s) amend, modify or waive any provision of the Company Rights Agreement, or take any action to redeem the Company Rights or render the Company Rights inapplicable to any transaction other than the Merger and the transactions contemplated by the Stock Option Agreement;

                 (t) permit any material insurance policy or retrocessional agreement naming it as a beneficiary or a loss payable payee to be cancelled or terminated, except in the ordinary course of business consistent with past practice; or

                 (u) take any action or agree, in writing or otherwise, to take any of the foregoing actions or any action which would make any representation or warranty in Article III hereof materially untrue or incorrect.

                 Section 5.2 Preparation of Form S-4 and the Proxy Statement/Prospectus; Stockholders Meetings. (a) Promptly following the execution of this Agreement, Parent and the Company shall prepare and file with the SEC the Proxy Statement/Prospectus, and Parent shall prepare and file with the SEC the Form S-4, in which the Proxy Statement/Prospectus will
be included.   Each of Parent and the Company shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to keep the Form S-4 effective as long as is necessary to consummate the Merger. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of the Parent Ordinary Shares in the Merger and the Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action. The parties shall promptly provide copies, consult with each other and prepare written responses with respect to any written comments received from the SEC with respect to the Proxy Statement/Prospectus and the Form S-4 and advise one another of any oral comments with respect to the Proxy Statement/Prospectus and the Form S-4 received from the SEC. The parties will cooperate in preparing and filing with the SEC any necessary amendment or supplement to the Proxy Statement/Prospectus or the Form S-4.
No amendment or supplement to the Proxy Statement/Prospectus shall be filed without the approval of both parties, which approvals shall not be unreasonably withheld or delayed. The Company will use its best efforts to cause the Proxy Statement/Prospectus to be mailed to the Company's stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act.

                 (b) Whether or not the Board of Directors of the Company shall take any action permitted by the third sentence of this 5.2(b), the Company shall cause a meeting of its stockholders (the "Stockholders

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Meeting") to be duly called and held as soon as practicable after the date of this Agreement for the purpose of voting on the adoption of this Agreement. The Board of Directors of the Company shall (i) include in the Proxy Statement/Prospectus the recommendation described in Section 3.3(b)(ii) (the "Company Board Recommendation") and the written opinion of Morgan Stanley, dated the date of this Agreement, to the effect that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of Company Common Stock and (ii) use its reasonable best efforts to obtain the necessary vote in favor of the adoption of this Agreement by its stockholders. The Board of Directors of the Company shall not withdraw, amend, modify or qualify in a manner adverse to Parent the Company Board Recommendation (or announce publicly its intention to do so), except that prior to the receipt of the Company Stockholder Approval, the Board of Directors of the Company shall be permitted to withdraw, amend, modify or materially qualify in a manner adverse to Parent the Company Board Recommendation (or publicly announce its intention to do so), upon three business days' prior notice to Parent, but only if (i) the Company has complied with Section 5.8, (ii) an unsolicited bona fide written Transaction Proposal with respect to the Company shall have been made after the date of this Agreement by any person other than Parent or its affiliates and such proposal is pending at the time of such action, and (iii) the Board of Directors of the Company shall have concluded in good faith, on the basis of the advice of its outside financial advisors (confirmed in writing to the Board of Directors), that such Transaction Proposal is a Superior Proposal
(as defined in Section 5.8), and, on the basis of advice of its outside U.S. legal counsel (confirmed in writing to the Board of Directors), that the Board of Directors is required to withdraw, amend or modify the Company Board Recommendation in order to prevent it from breaching its fiduciary duties to the stockholders of the Company under the DGCL.

                 Section 5.3 Access to Information. (a) The Company shall (and shall cause each of its subsidiaries to) afford to the officers, employees, accountants, counsel, actuaries, financial advisors and other representatives of Parent reasonable access, during normal business hours, during the period prior to the Effective Time, to all of its and its subsidiaries' personnel, offices and other facilities, books, contracts, commitments and records (including any Tax Returns or other Tax related information pertaining to the Company and its subsidiaries) and, during such period, the Company shall (and shall cause each of its subsidiaries to) furnish promptly to Parent (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of the federal securities laws or any insurance regulatory laws and (ii) all other information, including financial and operating data, concerning its business, properties and personnel as Parent may reasonably request (including any Tax Returns or other Tax related information pertaining to the Company and its subsidiaries). Parent will hold any such information which is nonpublic in confidence in accordance with

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the provisions of the existing confidentiality agreement between the Company and Parent, dated December 1, 1998 (the "Confidentiality Agreement").

                 (b) Parent shall (and shall cause each of its subsidiaries to) afford to the officers, employees, accountants, counsel, actuaries, financial advisors and other representatives of the Company reasonable access, during normal business hours, during the period prior to the Effective Time, to all of its and its subsidiaries' personnel, offices and other facilities, and, during such period, Parent shall (and shall cause each of its subsidiaries to) furnish promptly to the Company (i) a copy of each material report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of the federal securities laws or any insurance regulatory laws and (ii) all other information, including financial and operating data, concerning its business, properties and personnel as the Company may reasonably request (including any Tax Returns or other Tax related information pertaining to Parent and its subsidiaries). The Company will hold any such information which is nonpublic in confidence in accordance with the provisions of the Confidentiality Agreement.

                 Section 5.4 Consents and Approvals. (a) Each of the Company, Parent and Sub will use its reasonable best efforts to comply promptly with all legal requirements which may be imposed on it with respect to this Agreement and the transactions contemplated hereby, which actions shall include furnishing all information in connection with approvals of or filings with any Governmental Entity, including any schedules or reports required to be filed with the SEC, and including any approvals or filings which are not compulsory but are desirable to obtain in the reasonable opinion of Parent, Sub and the Company, and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their subsidiaries in connection with this Agreement and the transactions contemplated hereby. Each of the Company, Parent and Sub will, and will cause its subsidiaries to, take all reasonable actions necessary to obtain any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party required to be obtained or made by Parent, Sub, the Company or any of their subsidiaries or necessary in the reasonable opinion of Parent, Sub or the Company in connection with the Merger or the taking of any action contemplated thereby or by this Agreement.

                 (b) The Company and Parent will (i) take all actions necessary to make the filings required of it or its affiliates under the HSR Act with respect to the transactions contemplated by this Agreement as promptly as practicable following the date of this Agreement, (ii) comply with any request for additional information received from the Federal Trade Commission or the Antitrust Division of the Department of Justice pursuant to the HSR Act, (iii) cooperate with each other in connection with filings under

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the HSR Act and (iv) request early termination of the applicable waiting period.

                 (c) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable, whether under applicable laws and regulations or otherwise, or to remove any injunctions or other impediments or delays, legal or otherwise, (i) to cause the conditions to closing set forth in
Article VI to be satisfied, including using its best efforts to satisfy the condition set forth in Section 6.1(g), and (ii) otherwise to consummate and make effective the Merger and the other transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of Parent and the Surviving Corporation shall use all reasonable efforts to take, or cause to be taken, all such necessary actions.

                 Section 5.5 Supplemental Information. Except where prohibited by applicable statutes and regulations, each party shall promptly provide the other (or its counsel) with copies of all filings, material notices or material communications made by such party with any Governmental Entity (including the SEC or NYSE) in connection with this Agreement or the transactions contemplated hereby.

                 Section 5.6 Employee Matters. (a) For a period of three years following the Effective Time, Parent shall either continue the existing Company Plans or shall provide, or cause the Surviving Corporation to provide, benefits to employees of the Company and its subsidiaries under substitute plans or arrangements ("Parent Benefit Plans") that are no less favorable in the aggregate to such employees than those provided under such existing Company Plans.

                 (b) For purposes of determining eligibility for participation and vesting under any Parent Benefit Plans (but not to the extent it results in any duplication of benefits), employees of the Company and its subsidiaries shall receive service credit for service with the Company and any of its subsidiaries to the same extent such service was granted under the Company Plans.

                 (c) Parent shall cause the Surviving Corporation to assume, recognize and give effect to all of the change in control provisions with respect to the severance of employees as set forth in each of the contracts listed in Section 3.8(a) of the Company's Disclosure Letter, in accordance with the terms thereof.

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                 Section 5.7  Letters of Accountants.  (a)  The Company shall use its reasonable best efforts to cause to be delivered to Parent a letter of Ernst & Young LLP, the Company's independent public accountants, dated a date within two business days before the date on which the Form S-4 shall become effective and addressed to Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4. In connection with the Company's efforts to obtain such letter, if requested by Ernst & Young LLP, Parent shall provide a representation letter to Ernst & Young LLP complying with SAS 72, if then required.

                 (b) Parent shall use its reasonable best efforts to cause to be delivered to the Company a letter of PricewaterhouseCoopers LLP, Parent's independent public accountants, dated a date within two business days before the date on which the Form S-4 shall become effective and addressed to the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4. In connection with Parent's efforts to obtain such letter, if requested by PricewaterhouseCoopers LLP, the Company shall provide a representation letter to PricewaterhouseCoopers LLP complying with SAS 72, if then required.

                 Section 5.8 No Solicitation. From and after the date hereof, neither the Company nor any of its subsidiaries shall (whether directly or indirectly through its or their officers, directors, agents, representatives, advisors or other intermediaries (collectively, "Representatives")), nor shall the Company or any of its subsidiaries authorize or permit any of its or their Representatives to, (a) solicit, initiate, encourage (including by way of furnishing information) or take any action knowingly to facilitate the submission of any inquiries, proposals or offers (whether or not in writing) from any person relating to, other than the transactions contemplated by this Agreement and the Stock Option Agreement, (i) any acquisition or purchase of 15% or more of the consolidated assets of the Company and its subsidiaries or of 15% or more of any class of equity securities of the Company or any of its subsidiaries, (ii) any tender offer (including a self tender offer) or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of the Company or any of its material subsidiaries (including through the ownership of securities convertible or exercisable into or exchangeable for equity securities of the Company), (iii) any merger, consolidation, business combination, sale of substantially all the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company, or (iv) any other transaction the consummation of which would or would

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

reasonably be expected to impede, interfere with, prevent or materially delay the Merger (any of the foregoing, a "Transaction Proposal"), or agree to or endorse any Transaction Proposal, or (b) enter into or participate in any discussions or negotiations regarding any of the foregoing, or furnish to any other person any information with respect to its business, properties or assets in connection with any of the foregoing, or otherwise cooperate in any way with, or knowingly assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing; provided, however, that the foregoing shall not prohibit the Company, prior to the receipt of the Company Stockholder Approval, (A) from complying with Rule 14e-2 and Rule 14d-9 under the Exchange Act with regard to a bona fide tender offer or exchange offer or (B) from participating in negotiations or discussions with or furnishing information to any person in connection with an unsolicited bona fide Transaction Proposal which is submitted in writing by such person to the Board of Directors of the Company after the date of this Agreement and prior to the Company Stockholder Approval; provided further, however, that prior to participating in any such discussions or negotiations or furnishing any information, (i) the Company receives from such person an executed confidentiality agreement on terms not less favorable to the Company than the Confidentiality Agreement, a copy of which shall be provided for informational purposes only to Parent, and (ii) the Board of Directors of the Company shall have concluded in good faith, based on the advice of its outside financial advisors, that such Transaction Proposal is reasonably likely to be or to result in a Superior Proposal, and based on the written advice of its outside U.S. legal counsel, that participating in such negotiations or discussions or furnishing such information is required in order to prevent the Board of Directors of the Company from breaching its fiduciary duties to its stockholders under the DGCL; and provided, further, that the Board of Directors of the Company shall not take any of the foregoing actions unless it provides Parent with contemporaneous notice thereof. If the Board of Directors of the Company receives a Transaction Proposal, then the Company shall promptly inform Parent in writing of the terms and conditions of such proposal and the identity of the person making it. The Company agrees that it will keep Parent informed, on a current basis, of the terms of any such proposals or offers and, to the extent disclosure is not prohibited by the terms of any confidentiality agreement with the party making such Transaction Proposal, the status of any such material discussions or negotiations. The Company agrees to immediately cease and cause its Representatives to cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing, and shall use its reasonable best efforts to cause any such parties in possession of confidential information about the Company that was furnished by or on behalf of the Company to return or destroy all such information in the possession of any such party or in the possession of any agent or advisor of any such party. The Company agrees not to release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which such party or its

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

subsidiaries is a party. The Company shall ensure that its officers, directors and employees and any investment banker or other Representative retained by it are aware of the restrictions described in this Section 5.8. "Superior Proposal" means any of the transactions described in clause (i),
(ii) or (iii) of the definition of Transaction Proposal (with all of the percentages included in the definition of such term raised to 51% for purposes of this definition) with respect to which any required financing is committed or, in the good faith judgment of the Board of Directors of the Company, based on the written advice of its outside financial advisors, is reasonably capable of being financed by the person making the proposal, and with respect to which the Board of Directors of the Company shall have concluded in good faith, based on the written advice of its outside legal counsel and financial advisors, is reasonably capable of being completed, taking into account all legal, financial, regulatory and other aspects of the Transaction Proposal and the person making the proposal, and would, if consummated, result in a transaction more favorable to the Company's stockholders from a strategic and financial point of view than the transactions contemplated by this Agreement.

                 Section 5.9 Publicity. So long as this Agreement is in effect, neither the Company nor Parent nor their affiliates shall issue or cause the publication of any press release or other public statement or announcement with respect to this Agreement or the transactions contemplated hereby without prior approval of the other party, except as may be required by law or by obligations pursuant to any listing agreement with a national securities exchange, and in such case shall use all reasonable efforts to consult with the other party prior to such release or announcement being issued.

                 Section 5.10 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any representation or warranty of the Company or Parent and Sub, as the case may be, contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (b) any material failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.10 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

                 Section 5.11 Directors' and Officers' Insurance and Indemnification. (a) The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, (i) indemnify and hold harmless, and provide advancement of expenses to, all past and present directors and officers of the Company and its subsidiaries to the same extent such persons

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are indemnified or have the right to advancement of expenses as of the date of this Agreement by the Company pursuant to the Company's certificate of incorporation and by-laws as in existence on the date hereof for acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby) and (ii) ensure that the certificate of incorporation and by-laws of the Surviving Corporation following the Merger shall contain provisions identical with respect to elimination of personal liability and indemnification to those set forth in the certificate of incorporation and by-laws of the Company, which provisions shall continue in full force and effect and shall not (except as otherwise required by applicable law) be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at or immediately prior to the Effective Time were directors, officers, agents or employees of the Company.

                 (b) Parent shall cause the Surviving Corporation to maintain in effect for four years from the Effective Time policies of directors' and officers' liability insurance containing terms and conditions which are not less advantageous in any material respect (including with respect to the payment of reasonable attorneys' fees, to the extent so provided) than those policies maintained by the Company at the date hereof, with respect to matters occurring prior to the Effective Time, to the extent available, and having the maximum available coverage under the current policies of directors' and officers' liability insurance; provided that
(i) Parent following the Effective Time shall not be required to spend an amount in any year in excess of 150% of the annual aggregate premiums currently paid by the Company for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, Parent shall be obligated to cause the Surviving Corporation to obtain a policy with the best coverage available, in the reasonable judgment of the Board of Directors of Parent following the Merger, for a cost not exceeding such amount, and (ii) in the sole discretion of Parent (x) such policies may be one or more "tail" policies for all or any portion of the full four-year period or (y) Parent may cause comparable coverage in accordance with the foregoing clauses to be provided under any policy maintained for the benefit of the directors and officers of Parent or any of its subsidiaries.

                 (c) In the event that any action, suit, proceeding or investigation relating hereto or to the transactions contemplated by this Agreement is commenced, whether before or after the Effective Time, the parties hereto agree to cooperate and use their respective reasonable best efforts to vigorously defend against it and respond thereto.

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                 Section 5.12  Listing of Parent Ordinary Shares.  Parent
shall use its best efforts to cause the Parent Ordinary Shares to be issued in the Merger and the Parent Ordinary Shares to be reserved for issuance upon exercise of the Converted Options to be approved for listing on the NYSE, subject to official notice of issuance.

                 Section 5.13  Rule 145 Affiliates; Pooling Letters.   No
later than 30 days following the date of this Agreement, each of the Company and Parent shall deliver to one another letters identifying all other persons who are at the date of this Agreement or who it is expected that at the time of the Stockholders Meeting may be deemed to be "affiliates" of the Company for purposes of Rule 145 under the Securities Act (the "Rule 145 Affiliates"). The Company and Parent shall each use its reasonable best efforts to cause each person who is identified as a Rule 145 Affiliate in such list to deliver to the other party at least 35 days prior to the Closing Date a written agreement in the form attached hereto as Exhibit B or C as applicable.

                 Section 5.14 Parent Board of Directors. The Board of Directors of Parent shall take such corporate actions as are necessary to provide that, effective at the Effective Time subject to satisfying the qualifications of a Director under Parent's Articles of Association, Ronald
L. Bornhuetter and another current non-executive director of the Company selected by Parent prior to the Effective Time, after consultation with the Chief Executive Officer of the Company, shall become members of the Board of Directors of Parent.

                 Section 5.15 Coordination of Dividends. After the date of this Agreement, Parent and the Company will coordinate with each other regarding the declaration of dividends in respect of the Parent Ordinary Shares and the Company Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties that holders of Parent Ordinary Shares and shares of Company Common Stock will not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of Company Common Stock and/or the Parent Ordinary Shares any such holder receives in exchange therefor in the Merger.

                 Section 5.16  Pooling.   During the period from the date of
this Agreement to the Effective Time, each of Parent, Sub and the Company will not, and will not permit any of their respective subsidiaries to, take any action which (i) would reasonably be expected to prevent or impede the Merger from qualifying for pooling-of-interests accounting treatment under United States generally accepted accounting principles and applicable SEC rules and regulations or (ii) would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section

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368(a) of the Code.  Nothing in the foregoing sentence shall preclude Parent from exercising its rights under the Stock Option Agreement.


                                  ARTICLE VI

                                  CONDITIONS

                 Section 6.1 Conditions to the Obligations of Each Party. The obligations of the Company, on the one hand, and Parent and Sub, on the other hand, to consummate the Merger are subject to the satisfaction (or, if permissible, waiver by the party for whose benefit such conditions exist) of the following conditions:

                 (a) Company Stockholder Approval. The Company Stockholder Approval shall have been received.

                 (b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing or making illegal the consummation of the Merger shall be in effect; provided, however, that the parties hereto shall use their reasonable best efforts to have any such injunction, order, restraint or prohibition vacated.

                 (c) HSR and Other Approvals. Any waiting period (and any extension thereof) or period for any referral to any body applicable to the Merger under the HSR Act or similar or equivalent statute or statutes in other jurisdictions shall have expired or been terminated.

                 (d) Form S-4. The Form S-4 shall have been declared effective under the Securities Act and no stop order suspending the effectiveness thereof shall be in effect and no procedures for such purpose shall be pending before or threatened by the SEC.

                 (e) NYSE Listing. The Parent Ordinary Shares to be issued in the Merger and the Parent Ordinary Shares to be reserved for issuance upon the exercise of Converted Stock Options shall have been approved for listing on the NYSE, subject to official notice of issuance.

                 (f) Governmental and Regulatory Approvals. All regulatory approvals and other actions or approvals by any Governmental Entity required to permit the consummation of the Merger (including those which are not compulsory but are desirable to obtain in the

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         reasonable opinion of Parent, Sub and the Company) (including the insurance regulatory approvals set forth in Section 6.1(f) of the Company Disclosure Letter), shall have been obtained (without any terms or conditions to such approvals which would impose material and adverse limitations on the ability of Parent and its subsidiaries (including the Surviving Corporation following the Merger) to conduct their business after the Effective Time, which would require changes to the terms of this Agreement or which would change the consideration payable to stockholders of the Company in the Merger) and such approvals shall be in full force and effect.

                 (g) Pooling. The Company shall have received and delivered to Parent and Parent's independent public accountants a letter from its independent public accountants, dated as of the Closing Date, stating that the Company qualifies as a "combining company" in accordance with the criteria set forth in Opinion 16 of the Accounting Principles Board and accordingly is a poolable entity. Parent shall have received and delivered to the Company a letter from its independent public accountants, dated as of the Closing Date, stating that accounting for the Merger as a pooling of interests under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations is appropriate if the Merger is closed and consummated as contemplated by this Agreement. Notwithstanding the foregoing, the satisfaction of this Section 6.1(g) shall not be a condition to the obligations of a party to effect the Merger if the failure to satisfy this condition results from any action taken or agreed to be taken by or on behalf of such party.

                 Section 6.2 Conditions to the Obligations of Parent and Sub. The obligations of Parent and Sub to consummate the Merger are subject to the satisfaction (or waiver by Parent) of the following further conditions:

                 (a) Representations and Warranties. The representations and warranties of the Company qualified as to materiality shall be true and accurate (and those not so qualified shall be true and accurate in all material respects) as of the Effective Time as if made at and as of such time (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate (or true and accurate in all material respects) as of such date or with respect to such period. Parent shall have received a certificate of the chief executive officer and the chief financial officer of the Company to the effect set forth in this paragraph.

                 (b) Performance of Obligations. The Company and its subsidiaries shall have performed or complied with all agreements and

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

         covenants required to be performed or complied with by them under this Agreement at or prior to the Closing Date that are qualified as to materiality and shall have performed or complied in all material respects with all other agreements and covenants required to be performed by them under this Agreement at or prior to the Closing Date that are not so qualified, and Parent shall have received a certificate of the chief executive officer and the chief financial officer of the Company to such effect.

                 (c) No Material Adverse Change. Since the date of this Agreement, there shall not have occurred any event, change, circumstance, condition or effect that shall have caused, or shall be reasonably likely to cause, a Material Adverse Effect with respect to the Company.

                 (d) Closing Documents. Parent shall receive customary closing documents in form and substance reasonably satisfactory to it.

                 (e) Consents, etc. Parent shall have received evidence, in form and substance reasonably satisfactory to it, that all licenses, permits, consents, approvals, authorizations, qualifications and orders of all third parties listed on Section 6.2(e) of the Company Disclosure Letter have been obtained without, in the case of third parties, the payment or imposition of any material costs or obligations.

                 (f) No Trigger of Company Rights. The Company Rights Agreement shall have been amended to cause the expiration of the Company Rights at or prior to the Effective Time or the Company Rights shall have been redeemed or otherwise terminated, and no trigger event shall have occurred thereunder.

                 (g) Tax Opinion. Parent shall have received an opinion, dated the Closing Date, of Simpson Thacher & Bartlett, counsel to Parent, to the effect that the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of
         Section 368(a) of the Code and that the transfer of Company Common Stock by holders of Company Common Stock, other than holders that are or will be "5% transferee shareholders" within the meaning of Treasury regulations Section 1.367(a)-3(c)(5)-(ii) pursuant to the Merger will qualify for an exception under Treasury regulations
         Section 1.367(a)-3 and, accordingly, Parent will be treated as a corporation for U.S. federal income tax purposes. Each party agrees to make all reasonable representations and covenants reasonably requested in connection with the rendering of such opinion.

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                 Section 6.3  Conditions to the Obligations of the Company.
The obligations of the Company to consummate the Merger are subject to the satisfaction (or waiver by the Company) of the following further conditions:

                 (a) Representations and Warranties. The representations and warranties of Parent and Sub qualified as to materiality shall be true and accurate (and those not so qualified shall be true and accurate in all material respects) as of the Effective Time as if made at and as of such time (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate (or true and accurate in all material respects) as of such date or with respect to such period. The Company shall have received a certificate of the chief executive officer and the chief financial officer of Parent to the effect set forth in this paragraph.

                 (b) Performance of Obligations. Parent and its subsidiaries shall have performed or complied with all agreements and covenants required to be performed or complied with by them under this Agreement at or prior to the Closing Date that are qualified as to materiality and shall have performed or complied in all material respects with all other agreements and covenants required to be performed by them under this Agreement at or prior to the Closing Date that are not so qualified, and the Company shall have received a certificate of the chief executive officer and the chief financial officer of Parent to such effect.

                 (c) No Material Adverse Change. Since the date of this Agreement, there shall not have occurred and be continuing any event, change, circumstance, condition or effect that shall have caused, or shall be reasonably likely to cause, a Material Adverse Effect with respect to Parent.

                 (d) Closing Documents. Parent shall receive customary closing documents in form and substance reasonably satisfactory to it.

                 (e) Tax Opinion. The Company shall have received an opinion, dated the Closing Date, of Cadwalader, Wickersham & Taft, counsel to the Company, to the effect that the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that the transfer of Company Common Stock by holders of Company Common Stock, other than Company shareholders that are or will be "5% transferee shareholders" within the meaning of Treasury regulations Section 1.367(a)-3(c)(5)-
         (ii), pursuant to the Merger will qualify for an exception under Treasury regulations Section 1.367(a)-3 and, accordingly, Parent will be treated as a corporation for U.S. federal income tax purposes. Each party agrees to make all reasonable representations and covenants reasonably requested in connection with the rendering of such opinion.

                 Section 6.4 Adjustment of Terms in Certain Circumstances. Each of Parent, Sub and the Company agrees that, in the event that the Merger is not consummated as a result of the failure to have satisfied or waived any of the conditions set forth in this Article VI (other than Section 6.1(a), Section 6.2(a), (b) or (c) or Section 6.3(a), (b) or (c)) on the Closing Date, it will negotiate with the other parties to this Agreement in good faith, for a period of 30 days, to adjust the terms of this Agreement and the transactions contemplated hereby so as to achieve as nearly as is practicable the benefits expected to be received by each of them upon entering into this Agreement as of the date hereof. In the event that the parties are not able to reach an agreement with respect to such an adjustment, this Agreement may be terminated by either party as provided in Section 7.1(i), unless the party seeking to terminate this Agreement shall have breached a representation, warranty or covenant which breach (or the substance thereof) shall be the cause of the failure to have satisfied such condition.


                                  ARTICLE VII

                                  TERMINATION

                 Section 7.1 Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time, whether before or after the Company Stockholder Approval shall have been received.

                 (a) by the mutual written consent of Parent and the Company;

                 (b) by either Parent or the Company if any Governmental Entity (i) shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable or (ii) shall have failed to issue an order, decree or ruling or to take any other action, as applicable, and such denial of a request to issue such order, decree, ruling or take such other action shall have become final and nonappealable, in the case of each of (i) and (ii) which is necessary to fulfill the conditions set forth in Sections 6.1(b) and 6.1(f); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not

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

         be available to any party whose failure to comply with Section 5.4 has been the cause of such action or failure to act; or

                 (c) by either Parent or the Company if the Merger shall not have been consummated on or before December 31, 1999 (the "Termination Date"); provided, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to the party whose failure to fulfill any of its obligations under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date; or

                 (d) by Parent or the Company, if the Company Stockholder Approval shall not have been obtained at a duly held meeting of stockholders or at any adjournment thereof; or

                 (e) by Parent, if the Company or its Board of Directors shall have (i) withdrawn, modified or amended in any respect adverse to Parent its recommendation of the adoption of this Agreement,
         (ii) failed as promptly as practicable after the Form S-4 is declared effective to mail the Proxy Statement/Prospectus to its stockholders, unless such failure was caused by the actions or inactions of Parent or its representatives, or failed to include in such statement the Company Board Recommendation, (iii) approved, recommended or entered into an agreement with respect to, or consummated, any Transaction Proposal from a person other than Parent or any of its affiliates,
         (iv) resolved to do any of the foregoing or (v) in response to the commencement of any tender offer or exchange offer for 10% or more of the outstanding the Company Common Stock, not recommended rejection of such tender offer or exchange offer within ten business days after the commencement thereof (as such term is defined in Rule 14d-2 under the Exchange Act);

                 (f) (i) by the Company, if Parent breaches any of its representations, covenants or agreements contained in this Agreement and such breach (A) would permit the Company not to consummate the Merger pursuant to Sections 6.3(a) or 6.3(b), and (B) either by its terms cannot be cured by the Closing Date or with respect to any such breach that is reasonably capable of being remedied, the breach is not remedied within 20 days after the Company has furnished Parent with written notice of such breach; or (ii) by Parent, if the Company breaches any of its representations, covenants or agreements contained in this Agreement and such breach (A) would permit Parent not to consummate the Merger pursuant to Sections 6.2(a) or 6.2(b), and (B) either by its terms cannot be cured by the Closing Date or with respect to any such breach that is reasonably capable of being remedied, is not remedied within 20 days after Parent has furnished the Company with written notice of such breach; or

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

                 (g) By the Company, if its Board of Directors determines at any time, by the vote of a majority of the members of its entire board, during the five-day period commencing on the business day following the Determination Date, that both of the following conditions are satisfied:

                 (i) the Average Closing Price on the Determination Date of Parent Ordinary Shares shall be less than the product of the Starting Price and 0.85; and

                 (ii) (A) the number obtained by dividing the Average Closing Price on the Determination Date by the Starting Price (such number being the "Parent Ratio") shall be less than (B) the number obtained by dividing the Average Index Price on the Determination Date by the Average Index Price on the Starting Date and subtracting
         0.15 from such quotient (such number being referred to herein as the "Index Ratio");

subject, however, to the following four sentences: If the Company elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give prompt written notice to Parent which notice shall specify that the conditions set forth above have been satisfied; provided that such notice of election to terminate may be withdrawn at any time within the aforementioned five-day period and the five-day period described in the following sentence. During the five-day period commencing with its receipt of such notice, Parent shall have the option of adjusting the Exchange Ratio to equal the lesser of (x) a number equal to a quotient (rounded to the nearest one-ten-thousandth), the numerator of which is the product of 0.85, the Starting Price and the Exchange Ratio (as then in effect) and the denominator of which is the Average Closing Price on the Determination Date, and (y) a number equal to a quotient (rounded to the nearest one-ten-thousandth), the numerator of which is the Index Ratio multiplied by the Exchange Ratio (as then in effect) and the denominator of which is the Parent Ratio. If Parent makes an election contemplated by the preceding sentence within such five-day period, it shall give prompt written notice to the Company of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 7.1(g) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this Section 7.1(g).

                 For purposes of this Section 7.1(g), the following term shall have the following meanings:

                 "Average Closing Price on the Determination Date" means the average of the daily closing prices of Company Common Stock as reported on

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

the NYSE Composite Tape (as reported in The Wall Street Journal or, if not reported therein, in another mutually acceptable authoritative source) for the ten consecutive full trading days in which such shares are traded on the NYSE ending at the close of trading on the Determination Date (the "Company Stock Measurement Period").

                 "Average Index Price" means, as of the Starting Date or the Determination Date, the average of the weighted average (weighted in accordance with the market capitalization of such companies on the Starting
Date) of the daily closing prices of the common stocks of the companies composing the Index Group as reported on the NYSE Composite Tape (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source) on the Starting Date or for the ten consecutive full trading days in which such shares are traded on the NYSE ending at the close of trading on the Determination Date.

                 "Determination Date" means the trading day immediately preceding the date on which all the conditions to Closing (other than conditions that, by their terms, cannot be satisfied until the Closing Date) set forth in Article VI shall have been satisfied or waived, subject to change as provided in this Section 7.1(g).

                 "Index Group" means the group of the ten companies listed in
Section 7.1(g) of the Company Disclosure Letter. In the event that the common stock of any such company ceases to be publicly traded or a proposal shall be announced for such company to be acquired or for such company to acquire another company or companies in transactions with a value exceeding 25% of the acquiror's market capitalization as of the Starting Date, such company will be removed from the Index Group, and the weights (which have been determined based on market capitalization) redistributed proportionately for purposes of determining the Average Index Price.

                 "Starting Date" means the first full trading day following the issuance of a press release announcing the execution of this Agreement.

                 "Starting Price" shall mean the last sale price per Parent Ordinary Share on the Starting Date, as reported by the NYSE Composite Tape (as reported in The Wall Street Journal or, if not reported therein, in another mutually agreed upon authoritative source).

                 If between the date of this Agreement and the Determination Date, the outstanding shares of any stock in the Index Group shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares or a stock dividend or dividend payable in any other securities or extraordinary cash dividend shall be declared with a record date within such period, or any similar event shall have occurred, appropriate adjustments shall be made to the Average Index Price, as the case may be, for purposes of this Agreement; or

                 (h) By the Company, prior to the receipt of the Company Stockholder Approval, if its Board of Directors approves a Superior Proposal; provided, however, that (i) the Company shall have complied with Section 5.8, (ii) the Board of Directors of the Company shall have concluded in good faith, on the basis of the advice of its outside legal counsel and financial advisors, that such proposal is a Superior Proposal and (iii) the Board of Directors shall have concluded in good faith, based upon the advice of its outside legal counsel, that approving and entering into an agreement in connection with, and consummating, such Superior Proposal would likely be required in order to prevent the Board of Directors of the Company from breaching its fiduciary duties to the stockholders of the Company under the DGCL; provided, that this Agreement may not be terminated pursuant to this Section 7.1(h) unless (A) concurrently with, and as a condition to the effectiveness of, such termination, the Company pays to Parent the Termination Fee and Expenses (as defined in Sections 7.3(a) and 7.3(b)), (B) concurrently with such termination the Company enters into a definitive agreement with respect to, or consummates, such Superior Proposal, (C) the Company shall have given Parent three business days' prior written notice of the terms and identity of the party proposing such Superior Proposal and of such proposed termination, and (D) during such three business day period, the Company shall have negotiated in good faith with Parent to permit Parent to make an equivalent proposal, which will be accepted by the Company; or

                 (i) By the Company or Parent in accordance with the provisions of Section 6.4 hereof.

                 Section 7.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void, and there shall be no liability on the part of Parent, Sub or the Company except (a) for fraud or for willful breach of this Agreement, (b) for the payment of the Termination Fee and Expenses in accordance with Section 7.3 and (c) as set forth in this
Section 7.2, in Article VIII hereof and in the last sentence of Section 5.3.

                 Section 7.3 Termination Fees and Expenses. (a) In addition to any other amounts which may be payable pursuant to any other paragraph of this Section 7.3, the Company shall, following the termination of this Agreement pursuant to Sections 7.1(e) or 7.1(h), promptly, but in no event later than one business day following written notice thereof, together

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

with reasonable supporting documentation, reimburse Parent, in an aggregate amount of up to $8,000,000, for all out-of-pocket expenses and fees (including fees payable to all counsel, accountants, financial advisors, financial printers, experts and consultants), whether incurred prior to, concurrently with or after the execution of this Agreement, in connection with the Merger and the consummation of all transactions contemplated by this Agreement and the Stock Option Agreement (collectively, the "Expenses").

                 (b) In the event that this Agreement is terminated by Parent pursuant to Sections 7.1(e) or 7.1(h), the Company shall pay to Parent by wire transfer of immediately available funds to an account designated by Parent on the next business day following such termination an amount equal to $38,000,000 (the "Termination Fee").

                 (c)  If all of the following events have occurred:

                 (i) a Transaction Proposal is commenced, publicly disclosed, publicly proposed or otherwise communicated to the Company at any time on or after the date of this Agreement and prior to the termination hereof, and either (A) Parent or the Company terminates this Agreement pursuant to Sections 7.1(c) or 7.1(d) or (B) Parent terminates this Agreement pursuant to Section 7.1(f)(ii); and

                 (ii) thereafter, within 18 months of the date of such termination, the Company enters into a definitive agreement with respect to, or consummates, any Transaction Proposal (whether or not such Transaction Proposal was commenced, publicly disclosed, publicly proposed or otherwise communicated to the Company prior to such termination);

then, the Company shall pay to Parent an amount equal to the Termination Fee and Expenses concurrently with the earlier of the execution of such definitive agreement or the consummation of such Transaction Proposal.

                 (d) In the event this Agreement is terminated by the Company pursuant to Section 7.1(i) following the failure of the condition contained in Section 6.1(g) to be satisfied on the Closing Date (other than as a result of a breach by the Company of its representation and warranty contained in Section 3.22 or the covenants contained in Sections 5.4(c) or 5.16), Parent shall pay to the Company by wire transfer of immediately available funds, to an account designated by the Company, on the next business day following notice of such termination, together with receipt of reasonable supporting documentation, the amount of $8 million as reimbursement of expenses incurred by the Company in connection with this Agreement.

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

                                 ARTICLE VIII

                                 MISCELLANEOUS

                 Section 8.1 Costs and Expenses. Except for expenses incurred in connection with printing the Proxy Statement/Prospectus, as well as the filing fees relating thereto, which costs shall be shared equally by Parent and the Company, and except as set forth in Article VII, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses.

                 Section 8.2 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of the Company contemplated hereby, by written agreement of the parties hereto, pursuant to action taken by their respective Boards of Directors, at any time prior to the Effective Time with respect to any of the terms contained herein; provided, however, that after the approval of this Agreement by the stockholders of the Company, no such amendment, modification or supplement shall reduce or change the consideration to be received by the Company's stockholders in the Merger except as set forth in Section 7.1(g).

                 Section 8.3 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time. None of the covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein or therein that by their terms apply or are to be performed in whole or in part after the Effective Time.

                 Section 8.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by an overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

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

                 (a)      if to Parent or Sub, to:

                          Cumberland House
                          One Victoria Street
                          P.O. Box HM 2245
                          Hamilton HM JX
                          Bermuda
                          Attention:  Paul S. Giordano, Esq.
                          Telephone No.:  (441) 294-7162
                          Telecopy No.:    (441) 292-5280

                          with a copy to:

                          Simpson Thacher & Bartlett
                          425 Lexington Avenue
                          New York, New York 10017
                          Attention:  Lee Meyerson, Esq.
                          Telephone No.:  (212) 455-3675
                          Telecopy No.:    (212) 455-2502

                 (b)      if to the Company, to:

                          One Greenwich Plaza
                          P.O. Box 2568
                          Greenwich, CT 06836-2568
                          Attention:  Martha G. Bannerman, Esq.
                          Telephone No.:  (203) 622-5248
                          Telecopy No.:    (203) 625-5511

                          with a copy to:

                          Cadwalader, Wickersham & Taft
                          100 Maiden Lane
                          New York, New York  10028
                          Attention:  Dennis J. Block, Esq.
                          Telephone No.:  (212) 504-5555
                          Telecopy No.:  (212) 504-5557

                 Section 8.5 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation".

                 Section 8.6 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have

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

been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

                 Section 8.7 Entire Agreement; No Third Party Beneficiaries. This Agreement and the Confidentiality Agreement (including the exhibits hereto and the documents and the instruments referred to herein and therein):
(a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Section 5.11 with respect to the obligations of Parent thereunder, are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

                 Section 8.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

                 Section 8.9 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to the remedy of specific performance of the terms hereof, in addition to any other remedy at law or equity.

                 Section 8.10 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

                 Section 8.11 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Parent or to any direct or indirect wholly owned subsidiary of Parent; provided, however, that no such assignment shall relieve Parent from any of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

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

                 Section 8.12 Consent to Jurisdiction and Service of Process. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated by this Agreement may be brought against any of the parties in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereto consents to the non-exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and waives any objection to venue laid therein. Process in any such suit, action or proceeding may be served on any party anywhere in the world and, without limiting the generality of the foregoing, each party hereto agrees that service of process upon such party at the address referred to in Section 8.4, together with written notice of such service to such party shall be deemed effective service of process upon such party.

                 Section 8.13 Headings. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not affect in any way the meaning or interpretation of this Agreement. References to Articles or Sections, unless otherwise specified, are to Articles and Sections of this Agreement.

                 Section 8.14 Certain Definitions. Certain capitalized terms used in this Agreement shall have the meaning set forth below:

                 (a) "affiliate"shall have the meaning set forth in Rule 12b-2 of the Exchange Act.

                 (b) "business day" means any day other than a Saturday, a Sunday, or a bank holiday in Bermuda or in the State of New York.

                 (c)  "Dollars"  or "$" means United States dollars.

                 (d) "Lien" means any mortgage, lien, security interest, pledge, lease or other charge or encumbrance of any kind, including, the lien or retained security title of a purchase money creditor or conditional vendor, and any easement, right of way or other encumbrance on title to real property, and any agreement to give any of the foregoing.

                 (e) "person" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization or other entity.

                 (f) "subsidiary" means, with respect to a specified person, each corporation, partnership or other entity in which the specified person owns or controls, directly or indirectly through one or more intermediaries, 50 percent or more of the stock or other interests having general voting power in the election of directors or persons performing similar functions or rights to 50 percent or more of any distributions; provided, however, with respect to the Company, "subsidiary" shall also include any syndicate at Lloyd's of London managed by any such subsidiary.

                 IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                  XL CAPITAL LTD


                                  By:  /s/ Brian M. O'Hara
                                     ---------------------------------------
                                     Name:  Brian M. O'Hara
                                     Title: President and Chief Executive
                                            Officer


ATTEST:   /s/ Paul S. Giordano
       -------------------------
          Secretary


                [SEAL]

                                  DASHER ACQUISITION CORP.


                                  By: /s/ Brian M. O'Hara
                                     ---------------------------------------
                                     Name:  Brian M. O'Hara
                                     Title: President


                                  NAC RE CORP.


                                  By:  /s/Nicholas M. Brown, Jr.
                                     ---------------------------------------
                                     Name:  Nicholas M. Brown, Jr.
                                     Title: President and Chief Executive
                                            Officer